UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ⌧
Filed by a Party other than the Registrant □
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lyft, Inc.
(Name of Registrant as Specified In Its Charter)
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# A letter from the CEO

Dear Shareholders,

My first year as Lyft's CEO has been a hell of a ride and I've loved every minute of it. But my job isn't to produce activity; it's to produce results. I hope this letter helps you understand our results, how we achieved them, and what they mean for you and for Lyft.

## Strong financial performance

2023 was a landmark year for Lyft, our most successful in quite some time. Ride volume increased every quarter year-over-year ("YoY") — 10% in Q1, 17% in Q2, 20% in Q3, 26% in Q4 — driving Gross Bookings up 14% to a record $13.8 billion, culminating in $222.4 million in Adjusted EBITDA. And, for the first quarter in more than two years, we were Free Cash Flow positive in Q4 '23.

Drivers and riders fueled this progress, powering 709 million human connections — that's 709 million car, bike, and scooter rides to and from parties, family gatherings, medical appointments, Taylor Swift concerts, workplaces, and more. That's also hundreds of millions of opportunities for drivers to earn — in fact, drivers earned over $8 billion with Lyft last year. In the end, more riders than ever used Lyft in 2023, and in Q4 we welcomed more new drivers than we've had in any quarter in four years.

That's quite a change from when I started at Lyft. As a company, we were losing ground, and our investors had weathered a lot. We're now on a very different path.

## How our business works

To understand our path ahead, it helps to understand how our business operates. About 2 million times every day, Lyft matches drivers with riders who need to get somewhere — to work, to a friend's house, to the airport, to their child's soccer game. We're balancing countless variables in every single trip, including requests for pick-up, ETAs, real-time routes, efficient drop-off locations, rider prices, driver payments, and more. And we do that efficiently, 24 hours a day, seven days a week.[1]

Lyft's operations are complicated. But our business model is simple.

[1] Compare this to the complexity of a very large airline. Our wonderful partner Delta Airlines flies hundreds of thousands of passengers on close to 4,000 flights each day — far fewer than the 2 million matches on our platform. Then again, they also have to defy gravity, so perhaps they have the harder job.

Here's the primary way Lyft makes money: Riders pay a fare to drivers through our app. We ensure that insurance costs, taxes, tolls, fees, and other expenses are paid to respective parties. We operate the platform — the software development and operations, the customer care, demand generation, insurance negotiation and so forth — and to help offset those costs, we keep about $0.09 of every dollar a rider pays. (This still leaves drivers with the lion's share of riders' payments after those fees and expenses — more on that in a bit.) That's not a big margin for us, and that's by design. Lyft operates in the world of what economists call two-sided marketplaces. We aspire to keep the driver/rider marketplace liquid through low rider pricing and fair driver earnings.

To create a profitable rideshare business, then, we've got to create enough ride volume to cover our costs. Anything left over is profit.

The best way to do *that* is to create a rideshare network that is so amazing that people choose it millions of times every day — and even more in the future. And there's only one way to get there: **customer obsession**.[2] That means focusing with laserlike precision on the needs and desires of drivers and riders so we can make it easy for them to choose Lyft. The more they love what we do, the more they'll use us, the more profit we'll make, and the more impact we'll have.

Or, as I say often: **Customer obsession drives profitable growth.**

## Going under the hood

Here are some examples of how we have brought customer obsession to life over the last year.

### On-Time Pickup Promise

- **Insight:** Lyft has long had a way to schedule rides ahead of time, and it worked pretty well. Drivers showed up when and where a ride was requested — most of the time. But now imagine a trip to the airport, when every minute counts. For those rides, pretty-good reliability is nowhere near good enough. Scheduled airport rides need to run like Swiss watches in a world of sundials.
- **Action:** We decided to hold ourselves to a higher standard: Rides to the airport would *always* arrive within ten minutes of the scheduled pick-up, or we would pay up to $100 in Lyft credits to make up for it, even if riders took a different form of transportation. This commitment focused our efforts, inspiring us to fine-tune drivers' scheduled pickup experience and ensure they got to the pick-up location on time.
- **Results:** We released this feature in several markets over the holidays, when we knew post-pandemic travel (and travel stress) was at its highest. It paid off. We saw reliability improve, with the percentage of late drivers decreasing by 70%. In fact, we only had to remediate about 2% of eligible scheduled rides. During the campaign, scheduled airport rides grew 21% YoY (much higher than the growth in unscheduled airport rides), and overall in Q4 we completed over 1 million scheduled airport rides, an all-time high for Lyft. As a result, we're rolling this out to other markets across the nation.

### Women+ Connect

- **Insight:** Women make up nearly half of all Lyft riders — yet comprise just 23% of all Lyft drivers and account for only 15% of driver hours.[3] Meanwhile, according to some recent estimates, more than half of delivery drivers are women.[4] When we looked into this disparity, we found that women and non-binary drivers can be more comfortable sharing cars with other women and non-

[2] I've been lucky to have some amazing bosses over the years, including Tod Nielsen at Microsoft and Jeff Bezos at Amazon. Tod taught me to love great products; Jeff taught me how to obsess over customers. I wouldn't be where I am today without them.
[3] As of launch timing
[4] "A Majority of Dashers Are Women. Here's Why They Choose DoorDash," published by DoorDash on August 25, 2021 and available online.

binary riders, and vice-versa. In fact, they'd been asking for it for years, but we hadn't been able to launch it.

- **Action:** The lens of customer obsession clarified the size of the opportunity. And that made it clear: It was time to make this feature happen. Thanks to a cross-functional team effort, we launched Women+ Connect in September.
- **Results:** Women+ Connect gives millions of people in the US a reason to choose Lyft — if you're a woman or a non-binary driver and you prefer to be matched with women or non-binary riders, we are your best option. To date, almost half of eligible drivers and the majority of eligible riders are opted in, completing millions of rides together. And once they are opted in, they stay in — only 8% of drivers and 0.2% of riders who gave the feature a chance later opted out. We've also heard that most drivers who use the feature feel safer while driving with Lyft.

  Lyft drivers and riders tell the story even better. One passenger called it "the best thing Lyft could have done for us." A driver told us her riders "tell me they feel safer and more comfortable." Another driver called it "a sigh of relief we breathe at the same time." And that's just a small sample. Check out any of our social media posts tied to this launch and see for yourself.

lapinkdollflavor
Thank you thank you THANK you for making this feature!
CydG
I'm switching to Lyft now!
BadBadBad⭐
As a woman & a daily ride share rider, i literally love this feature💞
Kristina 🦋
This is such a good idea!!!! Thank you!!!

### Driver Earnings Commitment

- **Insight:** We want to make driving on our platform as rewarding as possible, so some of our key leaders teamed up to identify drivers' biggest issues around earnings. They found that we hadn't made it easy enough for drivers to understand their take-home pay. In fact, many drivers didn't trust Lyft on this front. They'd encountered too many instances of riders paying far more than the driver made. And the earnings statements we provided were more confusing than helpful.
- **Action:** We committed that drivers will always earn at least 70% of rider payments after external fees each week (and the overwhelming majority earn much more than this weekly). If they ever earn less, they'll be paid the difference. We introduced more transparent weekly summaries to explain where every cent of every fare goes. And we published a detailed report that walks through what a typical U.S. driver can expect to take home after expenses like gas and maintenance. (That's around $23.46 per engaged hour after expenses, including tips and bonuses, in the second half of 2023.)[5]

[5] "Understanding Driver Earnings & Expenses," published by Lyft on February 6, 2024 and available online through Lyft's newsroom.

- **Results:** Drivers recognize that we are the first and only rideshare company to guarantee their share of rider payments. Since we launched our commitment, drivers' hours have increased, and they feel better about driving with us:
    - Within one month of launch, an additional 20% of drivers agreed they were paid fairly.
    - Within one month of launch, an additional 17% of drivers agreed they get a fair share of rider pay.
    - 75% of drivers say they have a better understanding of their earnings.
    - About 1.6% more drivers have gotten on the road every week since we made the announcement.

  But don't take our word for it. Ask your next driver. See if their feedback lines up with what I've heard:

    - "Wonderful, wonderful the new earnings policies and transparency measures; thank you! We need more of that shift in policies and transparency towards bonuses!"
    - "This is substantially more transparent than Uber... This is one step in the right direction!"

vessel_matt
I got a very nice adjustment today when I needed money the most. If Lyft is now truly committed to making sure we earn 70%, that is awesome.
M3cap
Lyft is definitely the best gig company around now.
Law
Call me a shill but I think @davidrisher is making massive improvements for drivers on the @lyft platform.
*Some social posts have been shortened for clarity.

## The opportunity ahead

Before I close, I'd like to talk about how I made the decision to join Lyft and why I'm more confident than ever that it was the right move.

When Lyft's Board Chair Sean Aggarwal asked me to consider throwing my hat into the ring, my first instinct was to be flattered, but my second was to turn him down. After all, I was already serving on the Board and loved my job at Worldreader, a nonprofit organization I'd founded and led for 13 years. Meanwhile, there was no guarantee I'd succeed at Lyft. I would be trading a very certain future for a very uncertain one.

So I looked back at other big decisions I'd made in the face of huge uncertainty. In 1997, I had to choose whether to leave Microsoft for a small Internet bookstore called Amazon.com. Most people thought I was nuts to even contemplate the move.[6]

But what was the risk, really? Sure, there was downside: Maybe Amazon would fail. Maybe I'd look foolish. Maybe the start-up life would drive me and my wife crazy, particularly with our first daughter on the way. Yet the upside! The Internet was growing crazy-fast! This was the chance to build not just a bookstore (which I've always loved), but an everything store![7] And maybe most of all, I could learn a ton from this customer-obsessed guy named Jeff. Easy call.

It's normal to fear the unknown. That's why *uncertainty* paralyzes us. But *risk* should not. You can assess risk by looking at the downside *and upside* of opportunities. You can even consciously assign more weight to the upside than the downside, to try to overcome our instinctive bias toward self-protection. And armed with that distinction, you can act.

When I looked at it that way, joining Lyft was the easiest decision I've ever made.

The business upside was enormous. I knew that there was still plenty of room for innovation and growth in the rideshare industry.

But most of all, I could see the opportunity to make a measurable difference in people's lives.

At Worldreader, I learned the importance of purpose. It's not only fulfilling, it builds an epoxy-strong culture that turbo-charges an organization.[8] And Lyft's purpose — bringing people together — couldn't be more important, especially at a time our country is suffering from a crisis of isolation and loneliness.[9] My best moments are when I connect with friends, family, and colleagues. And that's exactly what our platform enables 2 million times each day.

This is the kind of purpose that motivates great companies. It certainly motivates me.

I'm extremely proud of what we've accomplished this year. And I'm excited about all the ways we'll create an even more successful company in the years ahead.

Thanks for reading. I encourage you to tune into Lyft's quarterly investor calls, and look forward to keeping you updated on our progress.

And next time you go out, please ride with Lyft!

DAVID

**David Risher**
CEO, Lyft

[6] Certainly Bill Gates did: He called me into his office and let me know he thought it was the stupidest idea he'd ever heard. Now that's a badge of honor!
[7] Thanks to Brad Stone for the term "everything store."
[8] I also learned the enormously important lesson that "you're only as good as your team" from Worldreader Board Chair and my mentor, Peter Spiro.
[9] If you want to know more, check out the op-ed in Business Insider called "Big Tech Made America Lonely," published on October 10, 2023.

LYFT, INC.
185 BERRY ST., SUITE 400
SAN FRANCISCO, CALIFORNIA 94107
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:30 p.m. Pacific Time on Thursday, June 13, 2024
Dear Stockholders of Lyft, Inc.:
We cordially invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of Lyft, Inc., a Delaware corporation, to be held virtually on June 13, 2024 at 1:30 p.m. Pacific Time. You may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LYFT2024, where you will be able to listen to the meeting live, submit questions and vote online.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement to act upon the following matters:
1.    The election of three Class II directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
2.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
3.    The approval of, on an advisory basis, the compensation of our named executive officers; and
4.    Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 19, 2024 as the record date for the Annual Meeting. Only stockholders of record on April 19, 2024 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: www.virtualshareholdermeeting.com/LYFT2024. You will be asked to enter the 16-digit control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
We appreciate your continued support of Lyft.
By order of the Board of Directors,

Logan Green
Co-Founder and Board Chair
San Francisco, California
April 25, 2024

APPENDIX A	69
GAAP to Non-GAAP Reconciliations	70

LYFT, INC.
PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:30 p.m. Pacific Time on Thursday, June 13, 2024
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders of Lyft, Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on June 13, 2024 at 1:30 p.m. Pacific Time. You may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LYFT2024, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 25, 2024 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You are being asked to vote on:
•the election of three Class II directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
•a proposal to approve, on an advisory basis, the compensation of our named executive officers; and
•any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of each Class II director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on April 19, 2024, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 394,588,223 shares of our Class A common stock outstanding and 8,530,629 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal, and each share of Class B Common Stock is entitled to 20 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the three nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.
•Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of at least a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
What is a quorum?

A quorum is the minimum number of shares or voting power required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet prior to the Annual Meeting at www.virtualshareholdermeeting.com/LYFT2024, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 12, 2024 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 12, 2024 (have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card (if you received printed proxy materials); or
•by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/LYFT2024, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Lyft, Inc., in writing, at Lyft, Inc., 185 Berry St., Suite 400, San Francisco, California 94107; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which we believe provides the opportunity for participation by a broader group of stockholders while reducing the environmental impact and the costs associated with in-person meetings. Stockholders of record and street name stockholders with a legal proxy from their broker, bank or other nominee will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LYFT2024, which will allow such stockholders to submit questions during the meeting and vote shares electronically at the meeting.
We designed the format of the virtual Annual Meeting to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. The virtual format facilitates stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world. During the meeting, you will have the ability to submit questions real-time via the virtual meeting website, with a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to our business operations will be answered.
To participate in the Annual Meeting, you will need the control number included on your Notice, proxy card or the instructions that accompanied your proxy materials to attend the Annual Meeting. The Annual Meeting webcast will begin promptly at 1:30 p.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:15 p.m. Pacific Time, and you should allow ample time for the check-in procedures.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. David Risher, our Chief Executive Officer and Director, Erin Brewer, our Chief Financial Officer, and Lindsay Llewellyn, our General Counsel and Secretary, have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 25, 2024 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:
Lyft, Inc.
Attention: Investor Relations
185 Berry St., Suite 400
San Francisco, California 94107
Tel: (844) 250-2773
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2025 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 26, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Lyft, Inc.
Attention: Secretary
185 Berry St., Suite 400
San Francisco, California 94107
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2025 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than 8:00 a.m., Pacific Time, on February 9, 2025; and
•not later than 5:00 p.m., Pacific Time, on March 11, 2025.
In the event that we hold the 2025 annual meeting of stockholders more than 25 days from the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m., Pacific Time, on the 120th day before the 2025 annual meeting of stockholders and no later than 5:00 p.m., Pacific Time, on the later of the following two dates:
•the 90th day prior to the 2025 annual meeting of stockholders; or
•the 10th day following the day on which public announcement (as defined in our amended and restated bylaws) of the date of the 2025 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors. Our board of directors consists of ten directors, seven of whom qualify as “independent” under the listing rules of the Nasdaq Stock Market (“Nasdaq”). We have a classified board of directors, consisting of two classes with three directors and one class with four directors, each serving staggered three-year terms.
The following table sets forth, as of March 31, 2024, the names, ages and certain other information for each of the (i) directors with terms expiring at the Annual Meeting who are also nominees for election as a director at the Annual Meeting and (ii) continuing members of our board of directors.
_________________________________

Directors with Terms expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
John Zimmer	II	40	Co-Founder and Vice Chair	2010	2024	2027
David Lawee(1)(2)	II	58	Director	2017	2024	2027
Janey Whiteside(2)(3)	II	52	Director	2023	2024	2027
Continuing Directors
Prashant (Sean) Aggarwal(1)(2)(3)	III	58	Lead Independent Director	2016	2025
Jill Beggs(1)	III	53	Director	2023	2025
Ariel Cohen(2)	III	48	Director	2021	2025
Betsey Stevenson(3)	III	52	Director	2023	2025
David Risher	I	58	Chief Executive Officer and Director	2021	2026
Logan Green	I	40	Co-Founder and Board Chair	2007	2026
Dave Stephenson(1)	I	56	Director	2023	2026
(1)Member of our Audit Committee.
(2)Member of our Compensation Committee.
(3)Member of our Nominating and Corporate Governance Committee.
Nominees for Director
John Zimmer. Mr. Zimmer is a co-founder of Lyft and has served as our Vice Chair since January 2019 and as a member of our board of directors since June 2010. He previously served as our President from March 2013 until June 2023 and our Chief Operating Officer from July 2008 until March 2013. Prior to co-founding Lyft, Mr. Zimmer served as an analyst in real estate finance at Lehman Brothers Holdings Inc., which was a global financial services firm. Mr. Zimmer holds a B.S. in Hotel Administration from Cornell University.
Mr. Zimmer was selected to serve on our board of directors because of the perspective and experience he brings as a co-founder and his experience as our Vice Chair and former President.
David Lawee. Mr. Lawee has served as a member of our board of directors since November 2017. From January 2013 to June 2023, Mr. Lawee served as the Founder and Managing Partner of CapitalG, a growth equity fund backed by Alphabet Inc., the parent company of Google LLC, or Google, a global technology company. Prior to CapitalG, Mr.

Lawee served as Google’s Vice President, Marketing and later as Google’s Vice President, Corporate Development. Prior to joining Google, Mr. Lawee co-founded numerous companies, including Xfire, Inc., an online gaming company which was acquired by Viacom Inc., and Mosaic Venture Partners, a venture capital firm. Mr. Lawee currently serves on the boards of directors of a number of privately held companies. Mr. Lawee holds a B.A. in Philosophy from the University of Western Ontario, an M.B.A from the University of Chicago and a B.C.L. from McGill University.
Mr. Lawee was selected to serve on our board of directors because of his extensive experience as a seasoned investor and his knowledge of technology companies.
Janey Whiteside. Ms. Whiteside has served as a member of our board of directors since July 2023. Since October 2022, Ms. Whiteside has served as a partner of the Consello Group, a financial services advisory and strategic investing platform, and the CEO of Consello’s Growth and Business Development division. Prior to joining Consello, Ms. Whiteside was Executive Vice President and Chief Customer Officer of Walmart Inc., a multinational retail corporation, from August 2018 to March 2022. From 1997 to July 2018, Ms. Whiteside served at American Express Company, a diversified financial services company, in business development, marketing and operating roles in various customer segments, including most recently as EVP & GM – Global Premium Products & Benefits and EVP & GM – Global Charge Products, Benefits & Services. Ms. Whiteside serves as a member of the Board of Directors of LendingClub Corporation, a publicly traded bank, Banyan, a privately held tech start up in the data space, and Caravan, a celebrity-brand incubator aligned with CAA. Ms. Whiteside holds an Economics and Management Studies degree (BSc Econ) from Cardiff University.
Ms. Whiteside was selected to serve on our board of directors because of her significant operational experience as an executive leading consumer marketing and loyalty programs.
Continuing Directors
Sean Aggarwal. Mr. Aggarwal has served as a member of our board of directors since February 2016 and was appointed as Lead Independent Director in April 2023. Mr. Aggarwal previously served as our Board Chair from January 2019 to April 2023. Since February 2022, Mr. Aggarwal has served as Co-Founder and Chairman of Borderless AI, an artificial intelligence-powered human resource management platform. Since March 2016, Mr. Aggarwal has served as the Chief Executive Officer of Soar Capital, LLC, where he focuses on investments in early-stage technology companies. Previously, Mr. Aggarwal served as the Chief Financial Officer at Trulia, Inc., an online real estate company. Prior to Trulia, Mr. Aggarwal served as the Vice President of Finance at PayPal, Inc., an online payments company, and at eBay Inc. in various finance roles including as Vice President of Finance. Prior to eBay Inc., Mr. Aggarwal served as Director of Finance at Amazon.com, Inc., an e-commerce company. Mr. Aggarwal started his career in investment banking with Merrill Lynch, Pierce, Fenner & Smith Incorporated, a financial services company. Mr. Aggarwal currently serves as a member of the board of directors of Arlo Technologies, Inc., a home security company, and Sonder Holdings Inc., a hospitality company. In addition, in the past five years, he served on the board of directors of Yatra Online, Inc., an online travel company. Mr. Aggarwal holds a Master of Management from Northwestern University, Kellogg School of Management.
Mr. Aggarwal was selected to serve on our board of directors because of his significant operational experience as an executive with technology companies, and his deep understanding of finance, financial reporting, strategy, operations and risk management.
Jill Beggs. Ms. Beggs has served as a member of our board of directors since December 2023. Since November 2021, Ms. Beggs has served as the Senior Vice President and Head of North America and Global Specialty Reinsurance of Everest Group, Ltd., a leading global provider of reinsurance and insurance solutions. In her role, she leads treaty reinsurance for the US, Canada and Bermuda including property, casualty, surety, ocean marine, aviation, crop and mortgage lines of business. From April 2002 to November 2021, Ms. Beggs served in various leadership roles at Munich Re, a global provider of reinsurance, primary insurance and insurance-related risk solutions, most recently as President of

Excess & Surplus Lines for Munich Re Specialty Insurance. She is a Chartered Property and Casualty Underwriter (CPCU) and earned the Associate in Reinsurance (ARe) designation. She is a member of the Association of Professional Insurance Women (APIW) and the Central NJ Chapter of the CPCU. Ms. Beggs holds a B.A. in Management with a concentration in Finance and minors in Math and Spanish from Gettysburg College.
Ms. Beggs was selected to serve on our board of directors because of her significant operating experience in insurance.
Ariel Cohen. Mr. Cohen has served as a member of our board of directors since March 2021. Since May 2015, Mr. Cohen has served as the Chief Executive Officer and Co-Founder of Navan, Inc., a corporate travel management and payments platform. From April 2013 to May 2015, Mr. Cohen served as Vice President, Product Management at Jive Software, Inc., a provider of social business software. From May 2012 to April 2013, Mr. Cohen served as the Chief Executive Officer and Co-Founder of StreamOnce, Inc., a business multimedia integration platform which was acquired by Jive Software, Inc. From December 2010 to May 2012, Mr. Cohen served as Senior Director, Product Management at Jive Software, Inc. Prior to Jive Software, Inc., Mr. Cohen served in various senior roles at Hewlett-Packard Company, a multinational information technology company. Mr. Cohen holds a B.A. in Economics from The College of Management Academic Studies (Colman) and an E.M.B.A. from Northwestern University, Kellogg School of Management in partnership with Tel Aviv University.
Mr. Cohen was selected to serve on our board of directors because of his operational experience and technical expertise as a founder and executive of multiple technology companies, as well as his experience in senior leadership positions in product management.
Betsey Stevenson. Ms. Stevenson has served as a member of our board of directors since November 2023. Since September 2019, Ms. Stevenson has served as a Professor of Economics and Public Policy at the University of Michigan Gerald R. Ford School of Public Policy. From September 2012 to September 2019, she was an Associate Professor of Public Policy and Economics with tenure. She was on leave from the University of Michigan from July 2013 to August 2015 to serve as a Member on the Council of Economic Advisers for The White House. Prior to The White House, Ms. Stevenson served as the Chief Economist for the U.S. Department of Labor, and as an Assistant Professor at the University of Pennsylvania Wharton School. Ms. Stevenson is the co-author of several economics textbooks published by Macmillan Learning. She is a columnist for Bloomberg and a frequent speaker on the economy. Ms. Stevenson holds a B.A. in Economics and Mathematics from Wellesley College and an M.A. and Ph.D. in Economics from Harvard University.
Ms. Stevenson was selected to serve on our board of directors because of her significant experience in economics and public policy.
David Risher. Mr. Risher has served as our Chief Executive Officer since April 2023 and as a member of our board of directors since July 2021. Mr. Risher co-founded Worldreader, a non-profit organization, and has served as its Chief Executive Officer from November 2009 until April 2023 and as Board President since March 2010. Prior to Worldreader, Mr. Risher served as Senior Vice President, US Retail at Amazon.com, Inc., an e-commerce company. Prior to joining Amazon, he served as a General Manager at Microsoft Corporation, a software company. Mr. Risher currently serves on the boards of directors of several privately-held and non-profit companies. Mr. Risher holds a B.A. in Comparative Literature from Princeton University, an M.B.A. from Harvard Business School and an honorary Ph.D. from Wilson College.
Mr. Risher was selected to serve on our board of directors because of his operational and leadership experience as a founder and executive, as well as his experience in senior leadership roles at scaled technology companies. He also provides valuable insight in his current capacity as our Chief Executive Officer.

Logan Green. Mr. Green is a co-founder of Lyft and has served as a member of our board of directors since our founding. Mr. Green was appointed Board Chair in April 2023. He served as our Chief Executive Officer from our founding until April 2023. Prior to co-founding Lyft, Mr. Green created the first car-share program at the University of California, Santa Barbara and served on the Board of the Santa Barbara Metropolitan Transit District. Mr. Green currently serves as a member of the board of directors of eBay Inc., an online marketplace and payments company. Mr. Green holds a B.A. in Business Economics from the University of California, Santa Barbara.
Mr. Green was selected to serve on our board of directors because of the perspective and experience he brings as a co-founder and his experience as our Board Chair and former Chief Executive Officer.
Dave Stephenson. Mr. Stephenson has served as a member of our board of directors since February 2023. Mr. Stephenson is the Chief Business Officer and Head of Employee Experience of Airbnb, Inc., a vacation rental online marketplace company. Mr. Stephenson has been the Chief Business Officer since January 2024 and the Head of Employee Experience since August 2021. Mr. Stephenson was previously the Chief Financial Officer of Airbnb from January 2019 to February 2024. Prior to joining Airbnb, Mr. Stephenson spent 17 years at Amazon.com, Inc., where he was most recently Vice President and Chief Financial Officer of their Worldwide Consumer Organization from June 2015 to December 2018. Before that, from September 2013 to June 2015, Mr. Stephenson was the Chief Financial Officer of Amazon’s International Consumer business and led finance across many areas of the company. Mr. Stephenson served as President and Chief Financial Officer of Big Fish Games, Inc., a gaming company, from September 2011 to September 2013. Mr. Stephenson holds a B.S. in Industrial and Management Engineering from Montana State University and an M.B.A. from the University of Iowa.
Mr. Stephenson was selected to serve on our board of directors because of his significant operational experience as an executive with technology companies, and his deep understanding of finance, financial reporting, strategy, operations and risk management.
Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market. Under the listing rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that Messrs. Aggarwal, Cohen, Lawee, and Stephenson and Mses. Beggs, Stevenson and Whiteside do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them, if any, described in the section titled “Certain Relationships, Related Party and Other Transactions.”
Board Leadership Structure
We believe that the structure of our board of directors and its committees provides strong overall management of our company. Our board of directors has adopted corporate governance guidelines that provide that there will at all times be a majority of independent directors on the board of directors, as defined by the listing rules of Nasdaq. The guidelines further provide that if our board of directors does not have an independent Chair, then a Lead Independent Director will be appointed by our board of directors. We believe that having independent Board leadership, either through an independent Board Chair or a Lead Independent Director, strengthens our governance, and the independent oversight role of our board of directors.
Board Chair
Our Board Chair serves as a leader on our board of directors. Our Board Chair determines the agenda and presides over the meetings of our board of directors. The Board Chair also has the power to call special meetings of stockholders, to preside over meetings of the stockholders, and to perform such other duties as may be requested by our board of directors. In addition, the Board Chair serves as a liaison between the Board and management, helping to ensure the views of the board of directors in its oversight role and other feedback from the Board are conveyed to management. In April 2023, Mr. Green was appointed Board Chair in connection with his transition from his role as Chief Executive Officer. Because Mr. Green was not an independent director, our board of directors appointed Mr. Aggarwal, who had previously served as Board Chair, as Lead Independent Director.
Lead Independent Director
The Lead Independent Director is responsible for calling separate meetings of the independent directors, determining the agenda and serving as chairperson of such meetings; reporting to our Chief Executive Officer and President, as applicable, as well as to the Board Chair, regarding feedback from executive sessions; serving as spokesperson for the Company as requested; and performing such other responsibilities as may be designated by a majority of the independent directors from time to time. Mr. Aggarwal has served as our Lead Independent Director since April 2023, and previously served as our independent Board Chair from 2019 until his appointment as Lead Independent Director, bringing leadership continuity to our board of directors, as well as our independent directors, and he has experience providing independent oversight to and advising our senior management.
Our board of directors believes that this leadership structure, coupled with a majority independent board and independent board committees, enhances its independent oversight of management and management’s performance and the Company’s strategic planning, reinforces the board of directors’ ability to exercise its independent judgment to represent stockholder interests and strengthens the objectivity and integrity of the board of directors and the accountability of management. We believe the detailed and in-depth knowledge of Mr. Green as our co-founder and longtime Chief Executive Officer, coupled with the outside experience, oversight and expertise of our independent directors, including Mr. Aggarwal, allows for different perspectives and facilitates effective strategy development and oversight that benefits our stockholders. In addition, Mr. Green has unique insight into key areas of potential risk for the company and provides valuable guidance on setting agendas and ensuring appropriate Board process to oversee the company’s risk management. Moreover, we believe our Board Chair and Lead Independent Director together can effectively lead the board of directors in objectively evaluating the performance of management, including the performance of the Chief Executive Officer, and guide it through appropriate board governance processes.
Only independent directors serve on and chair the audit committee, the compensation committee and the nominating and governance committee of our board of directors. As a result of the board of directors’ committee system and majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs.
Board Meetings and Committees
During our fiscal year ended December 31, 2023, our board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served, except that Mr. Risher recused himself from meetings of our board of directors held to discuss the selection of a new Chief Executive Officer, since he was a candidate and therefore, had a conflict of interest.
Although our Corporate Governance Guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Nine out of ten members of our board of directors who were directors at the time attended our 2023 annual meeting of stockholders.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Ms. Beggs and Messrs. Aggarwal, Lawee and Stephenson, with Mr. Stephenson serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Mr. Lawee was appointed to the audit committee in October 2023, replacing Valerie Jarrett who resigned from the board of directors in October 2023. Ms. Beggs was appointed to the audit committee in connection with her appointment to the board of directors in December 2023. Each member of our audit committee also meets the financial literacy requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that each of Ms. Beggs and Messrs. Aggarwal, Lawee and Stephenson is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC. Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•reviewing our policies on risk assessment and risk management;
•overseeing compliance with our code of business conduct and ethics;
•reviewing related party transactions; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our audit committee is available on our website at https://investor.lyft.com/corporate-governance. During 2023, our audit committee held nine meetings.
Compensation Committee
Our compensation committee consists of Ms. Whiteside and Messrs. Aggarwal, Cohen and Lawee, with Mr. Lawee serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Ms. Whiteside was appointed to the compensation committee in connection with her appointment to the board of directors in July 2023. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our compensation committee is responsible for, among other things:
•reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer;
•administering our equity compensation plans;
•reviewing, approving, and administering incentive compensation and equity compensation plans;
•overseeing and monitoring our strategies, initiatives and programs related to human capital management;
•periodically reviewing the Company’s stock ownership guidelines, and monitoring compliance with such guidelines, and review, approve and administer the Company’s executive compensation clawback policy; and
•reviewing and approving our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our compensation committee is available on our website at https://investor.lyft.com/corporate-governance. During 2023, our compensation committee held seven meetings.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Aggarwal and Mses. Stevenson and Whiteside, with Mr. Aggarwal serving as Chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Ms. Stevenson was appointed to the nominating and corporate governance committee in connection with her appointment to the board of directors in November 2023. Ms. Whiteside was appointed to the nominating and corporate governance committee in October 2023, replacing Ms. Jarrett and Mary Agnes (Maggie) Wilderotter, who resigned from the board of directors in October 2023. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating, and selecting, or making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•developing and overseeing the annual evaluation of the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•overseeing our corporate governance practices;

•overseeing our corporate political contributions and lobbying activities;
•overseeing our social responsibility, environmental and sustainability matters, including review and oversight of our public disclosures and shareholder engagement regarding such matters; and
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter for our nominating and corporate governance committee is available on our website at https://investor.lyft.com/corporate-governance. During 2023, our nominating and corporate governance committee held five meetings.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships, Related Party and Other Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. Although our board of directors does not have a formal written diversity policy with respect to the evaluation of director candidates, in its evaluation of director candidates, our nominating and corporate governance committee considers factors including, without limitation, issues of character, integrity, judgment, potential conflicts of interest, other commitments and diversity, and with respect to diversity, such factors as gender, race, ethnicity and experience, area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the board of directors. Nominees must also have the highest personal and professional ethics and integrity and the ability to assist and support our management team based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of directors and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of directors and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our nominating and corporate governance committee also considers the above factors and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or legal department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our General Counsel at Lyft, Inc., 185 Berry St., Suite 400, San Francisco, California 94107. To be timely for the 2025 annual meeting of stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.” Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our General Counsel at Lyft, Inc., 185 Berry St., Suite 400, San Francisco, California 94107. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel or legal department, in consultation with appropriate members of our board of directors as necessary, will review and, if appropriate, forward all incoming stockholder communications to the appropriate member or members of our board of directors, or if none is specified, to our Board Chair (this excludes mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material).
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.”
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://investor.lyft.com/corporate-governance. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.

Board Evaluation
Our board of directors conducts an annual evaluation of the performance of individual directors, the board as a whole, and each of the board’s standing committees, including an evaluation of the qualifications of individual members of the board of directors and its committees. The results of the evaluation and any recommendations for improvement are provided orally to our board of directors and the other standing committees of the board either by the Board Chair, a member of our legal team or a legal advisor.

Board Diversity Matrix
The following matrix summarizes voluntary disclosure of diversity characteristics of our board of directors:

Board Diversity Matrix (As of April 25, 2024)
Total Number of Directors		10
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	0
Part II: Demographic Background
African American or Black	0	0	0
Asian	0	1	0
White	3	5	0
Two or More Races or Ethnicities	0	1	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
ESG Board Oversight Framework
Our board assesses and evaluates our overall environmental, social, and governance (“ESG”) strategy and how ESG integrates into our long-term strategy. At the committee level, our nominating and corporate governance committee is primarily responsible for oversight of our ESG matters, including communications with stockholders and other stakeholders, such as overseeing our ESG disclosures, reviewing the composition of our board to ensure the necessary skills are represented to oversee ESG risks and opportunities, and educating our board on relevant ESG matters. Our compensation committee oversees ESG matters relating to our management and talent, including evaluating how our executive compensation programs incentivize our ESG goals, considering how our culture contributes to our ESG efforts, and oversight of risks and goals related to human capital generally. Our audit committee oversees ESG matters relating to disclosures, compliance, controls and risk management relating to financial matters as discussed below. Our board receives reports from the committees on these ESG matters and considers them in the context of our overall ESG risk management, messaging, and disclosures.
We have published ESG disclosures annually since 2020. We also regularly publish inclusion and diversity reports, economic impact reports and other reports that show our impact on our communities, all of which are available through our investor relations website.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as foster a corporate culture of integrity. Consistent with this approach, our board regularly reviews our risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board also receives regular reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions. As part of this approach, our board considers both the materiality of a risk and its likelihood in making strategic decisions and helping management to prioritize resources.
In addition, our board has tasked its designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting and tax matters, internal control over financial reporting, disclosure controls and procedures, legal and regulatory compliance. Our audit committee further oversees our initiatives related to cybersecurity, including prevention and monitoring. Our audit committee also reviews the Company’s risk management framework and programs, as well as the framework by which management discusses the Company’s risk profile and risk exposure with the board and its committees. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board, potential conflicts of interest related to director service, and social responsibility, environmental and sustainability initiatives. These committees provide regular reports on the Company’s risk management efforts to the full board.
Our board of directors and its committees engage outside advisors and experts from time to time to assist in understanding threats, trends, and our risk environment in general. Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Director Compensation
In January 2019, our board of directors adopted, and our stockholders approved, a compensation policy for our non-employee directors (“Outside Director Compensation Policy”) that became effective upon the effective date of our registration statement in connection with our initial public offering (“IPO”). Our Outside Director Compensation Policy was developed with input from our independent compensation consultant, Pay Governance LLC (“Pay Governance”), regarding practices and compensation levels at the same group of peer companies used for executive compensation comparisons, and is intended to attract, retain, and reward non-employee directors. Our board of directors last amended our Outside Director Compensation Policy in March 2022 to allow our non-employee directors to voluntarily elect to receive their quarterly cash fees in fully-vested restricted stock units (“RSUs”).
We believe our Outside Director Compensation Policy provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide. Based on analysis performed in 2022 by Pay Governance, our director compensation remains competitive with the compensation paid by our peer group companies to their non-employee directors. Additional information on the peer group for fiscal 2023 can be found in the section titled “Comparative Market Data (Peer Group)” on page 30 of this proxy statement.
For 2023, the compensation paid to our non-employee directors consisted of an annual cash retainer for membership on the board of directors, additional cash retainers based on their Committee/Chair responsibilities, the option to receive an equity award in lieu of cash retainers, and an annual equity award in the form of RSUs as described in greater detail below.

Cash Compensation
Non-employee directors are entitled to receive the following annual cash fees:

Board/Committee	Chair ($)(1)	Member ($)	Lead Outside ($)(1)
Board	90,000	40,000	65,000
Audit Committee	25,000	10,000	n/a
Compensation Committee	20,000	8,500	n/a
Nominating and Corporate Governance Committee	11,000	5,000	n/a
(1)The annual cash fees for the Chair of the board of directors and Lead Outside Director are inclusive of the $40,000 annual cash fee payable as a non-employee member of the board of directors.
Each non-employee director who serves as the chair of a committee shall receive only the annual cash fee as the chair of the committee, and not the annual cash fee as a member of that committee. There are no per-meeting fees for attending board of directors or committee meetings. Cash compensation is paid quarterly in arrears on a prorated basis.
Equity Compensation
Initial Award
Each new non-employee director who joins our board of directors is eligible to receive a grant of RSUs at the time of the director’s appointment with a grant date fair value (determined in accordance with GAAP) equal to $260,000 multiplied by the fraction obtained by dividing (i) the number of full months during the period beginning on the date the person first becomes a non-employee director and ending on the one-year anniversary of the date of the then-most recent annual meeting of our stockholders (the “Initial Award Vesting Period”), by (ii) 12, rounded to the nearest whole share (the “Initial Award”). The Initial Award will vest in equal installments quarterly over the remaining company-wide quarterly vesting dates occurring during the period beginning on the date that is three months following the date the award is granted and ending on the last day of the Initial Award Vesting Period, or, if earlier, on the day before the annual meeting of our stockholders that follows the grant date of the award, subject to the non-employee director continuing to provide services to us through the applicable vesting date.
Annual Award
Each of our non-employee directors is eligible to receive an annual grant of RSUs with a grant date fair value (determined in accordance with GAAP) equal to $260,000 (the “Annual Award”). Each Annual Award will be granted on the date of our annual meeting of stockholders with one-quarter vesting on each of the first four company-wide quarterly vesting dates occurring after the grant date, except that the fourth quarterly vesting date will occur no later than the day before the next annual meeting of our stockholders, subject to the non-employee director’s continued service to us through the applicable vesting date.
Change in Control
In the event of a “change in control” (as defined in our 2019 Equity Incentive Plan (the “2019 Plan”)), each non-employee director’s then-outstanding company equity awards granted under the non-employee director compensation policy will fully vest, immediately prior to the consummation of the change in control, provided that the non-employee director continues service to us through such date.
Other Non-employee Director Compensation and Expense Reimbursement Policies
Limit on Board Compensation

The Outside Director Compensation Policy includes a maximum annual limit of $1 million on the combined value of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year (excluding any amounts received for services as an employee or as a consultant). For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP).
Deferred Compensation
Non-employee directors can elect to defer the delivery of the settlement of RSUs issued under our Outside Director Compensation Policy pursuant to the terms of properly submitted deferral elections made in accordance with our Outside Director Compensation Policy.
Election to Receive Stock in lieu of Cash
Each non-employee director may elect to convert any cash compensation that they would otherwise be entitled to receive under our Outside Director Compensation Policy into an award of RSUs having a value on the grant date equal to the cash amount foregone, subject to the rules of the Outside Director Compensation Policy. If the non-employee director makes a valid election in accordance with the Outside Director Compensation Policy, each such award of RSUs will be granted on the 20th day following the last day of the fiscal quarter for which the cash compensation otherwise would be paid under the Outside Director Compensation Policy, will be fully vested on the grant date and will cover a number of shares equal to (A) the aggregate amount of cash compensation otherwise payable to the non-employee director on that date divided by (B) the closing price per share as of the grant date. In 2023, Messrs. Lawee, Cohen, Stephenson and Risher and Mses. Whiteside and Miura-Ko elected to receive all or a portion of their cash compensation in fully vested RSUs.
Stock Ownership Guidelines
Our board of directors has adopted stock ownership guidelines establishing a minimum share ownership requirement for our non-employee directors. These guidelines provide that, within five years of becoming subject to these guidelines (thus, by 2024 for members of the board of directors as of March 2019), our non-employee directors must hold shares of our common stock (or vested, but unsettled or deferred RSUs) with a value equal to five times their annual base cash retainer (currently 5x $40,000, or $200,000). The stock ownership guidelines do not apply to any non-employee director who elects not to receive compensation. All of our non-employee directors as of December 31, 2023 were in compliance with the stock ownership guidelines, except Mses. Whiteside, Stevenson and Beggs who joined our board of directors in 2023, and who have at least four years remaining to come into compliance with the guidelines.
Director Education and Other Expense Reimbursement
Each of our non-employee directors is eligible for reimbursement for up to $10,000 per two-year period for documented director education expenses related to service on the board of directors or its committees. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses related to the board of directors or committee meetings as well as up to $5,000 per year for membership fees or other expenses related to membership in an association related to such non-employee director’s service to the board of directors or any of its committees.
Non-Employee Director Compensation for Mr. Green and Mr. Zimmer
As previously announced, Mr. Green became a non-employee director on April 17, 2023 due to his transition from an employee on that date, and Mr. Zimmer became a non-employee director on June 30, 2023 due to his transition from an employee on that date. For their service as non-employee directors, Mr. Green and Mr. Zimmer each receive the standard compensation for non-employee directors described above (or as the Board may determine from time to time in the future). However, Mr. Green and Mr. Zimmer were not granted an Annual Award under our Outside Director Compensation Policy for 2023. They instead were granted on the date of the 2023 Annual Meeting, an award of restricted stock units on terms substantially similar to the Annual Award, including a grant date fair value of $260,000 each (determined in accordance with GAAP) and vesting in the same manner as an Annual Award under our Outside Director Compensation Policy such that 25% of the shares subject to the award on each of the Company’s first four standard quarterly vesting dates occurring after the date of the 2023 annual meeting of stockholders, except that the final vesting date of each 2023 RSU Award will occur no later than the day prior to the date of the 2024 Annual Meeting. Mr. Green and Mr. Zimmer also entered into agreements to provide transition services to the Company for one year each as non-employee advisors. Please see the discussion in “Co-Founder Transitions” in the Compensation Discussion & Analysis section of this proxy statement for more detail on the compensation to be provided for the transition services.
Non-Employee Director Compensation Table for Fiscal 2023
Our directors who also serve as executive officers do not receive any additional compensation for their services as directors. For the year ended December 31, 2023, each of Messrs. Risher, Green and Zimmer were executive officers for part of the year and non-employee directors for the remainder of the year. The compensation received by Messrs. Risher, Green and Zimmer as employees for the year ended December 31, 2023 is set forth in the “Summary Compensation Table” on page 45 of this proxy statement. The compensation that Messrs. Risher, Green and Zimmer each received for their service as non-employee directors is shown in the table below.
The following table provides information regarding the compensation received for services rendered to us by our non-employee directors for the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean Aggarwal	94,508		260,005	173	354,686
Jill Beggs	136		108,333	—	108,469
Ariel Cohen	48,490	(4)	260,005	107	308,602
Logan Green	63,544		260,005	—	323,549
Valerie Jarrett	43,043		260,005	—	303,048
David Lawee	64,362	(4)	260,005	—	324,367
Ann Miura-Ko	23,401	(4)	—	—	23,401
David Risher	13,046	(4)	—	—	13,046
Dave Stephenson	56,026	(4)	346,668	—	402,694
Betsey Stevenson	5,625		130,000	—	135,625
Janey Whiteside	21,390	(4)	216,667	—	238,057
Maggie Wilderotter	44,004		260,005	—	304,009
John Zimmer	20,110		260,005	9	280,124
(1)Represents a partial year of the board of directors and committee cash compensation for Mses. Miura-Ko, Jarrett and Wilderotter. Ms. Miura-Ko did not stand for re-election at our annual meeting of stockholders in June 2023, and Mses. Jarrett and Wilderotter each resigned from our board of directors in October 2023. Represents a partial year of the board of directors and committee cash compensation for Mr. Stephenson and Mses. Whiteside, Stevenson and Beggs as they were appointed during 2023. Mr. Stephenson and Mses. Whiteside, Stevenson and Beggs were appointed to our board of directors in February, July, November and December of 2023, respectively. Represents a partial year of the board of directors cash compensation for Mr. Risher as he became an executive officer in April 2023. Represents a partial year of the board of directors cash compensation for Mr. Green and Mr. Zimmer as they became non-employee directors in April and June of 2023, respectively.
(2)Represents the grant date fair value of the RSUs calculated in accordance with ASC Topic 718. The grant date fair value was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant.
(3)Reflects Lyft Pink membership benefits.

(4)Messrs. Cohen, Lawee, Risher and Stephenson and Mses. Miura-Ko and Whiteside elected to receive all or a portion of their cash retainers in the form of fully vested RSU awards. Accordingly, in lieu of their respective retainers for any portion of 2023 or January 2024, Mr. Cohen received 4,452 RSUs with a total grant fair value of $48,490, Mr. Lawee received 5,891 RSUs with a total grant date fair value of $64,362, Mr. Risher received 1,136 RSUs with a total grant date fair value of $11,178, Mr. Stephenson received 4,236 RSUs with a total grant date fair value of $47,832, Ms. Miura-Ko received 1,296 RSUs with a total grant date fair value of $12,753, and Ms. Whiteside received 1,045 RSUs with a total grant date fair value of $13,219. The retainer that each director elected to receive in RSUs is reported as though they had been paid in cash and such retainer had not been converted into RSUs. This footnote does not include any RSUs granted in January 2023 in lieu of their cash retainers earned by directors for service during the fourth quarter of 2022.
The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2023 with respect to compensation they have received as non-employee directors. Please see the “Outstanding Equity Awards at 2023 Year-End” table on page 48 of this proxy statement for all equity awards held by Messrs. Green, Risher and Zimmer:

Name	Grant Date(1)		Number of Shares of Stock or Units (#)
Sean Aggarwal	6/15/2023		12,323
Jill Beggs	12/31/2023	(2)	7,227
Ariel Cohen	6/15/2023		12,323
Logan Green	6/15/2023		12,323
David Lawee	6/15/2023		12,323
David Stephenson	6/15/2023		12,323
Betsey Stevenson	11/16/2023	(3)	12,500
Janey Whiteside	7/31/2023	(4)	11,364
John Zimmer	6/15/2023		12,323
(1)Unless otherwise indicated, 25% of shares of our Class A common stock underlying the RSUs vest on each of the first four quarterly vesting dates occurring after May 20, 2023, except that the fourth quarterly vesting date shall occur no later than the day prior to the date of the 2024 annual meeting. Quarterly vesting dates are each of February 20, May 20, August 20, and November 20.
(2)This award will vest and settle in one quarterly installment on May 20, 2024, subject to continued service with Lyft on the vesting date.
(3)This award will vest and settle in two equal quarterly installments beginning on February 20, 2024, subject to continued service with Lyft on the vesting date.
(4)This award will vest and settle in three equal quarterly installments beginning on November 20, 2023, subject to continued service with Lyft on the vesting date.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of ten members. We have a classified board of directors consisting of two classes with three directors and one class with four directors, each serving staggered three-year terms.
At each annual meeting of stockholders, directors of our board of directors shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved David Lawee, Janey Whiteside and John Zimmer as nominees for election as directors at the Annual Meeting. If elected, Messrs. Lawee and Zimmer and Ms. Whiteside will serve as directors until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a director of our company. Ms. Whiteside is standing for election by stockholders for the first time and was recommended for consideration as a director to the nominating and corporate governance committee by non-management directors of the company. For information concerning the relevant experience, qualifications, attributes, and skills of this nominee that led our board of directors to recommend this person as a nominee for director, please see the section titled “Board of Directors and Corporate Governance.” Each of Messrs. Lawee and Zimmer and Ms. Whiteside has consented to being named as a nominee in the proxy statement and to continue to serve as a director, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of each of Messrs. Lawee and Zimmer and Ms. Whiteside. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the two nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2024. During our fiscal year ended December 31, 2023, PwC served as our independent registered public accounting firm.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services billed to our company by PwC for our fiscal years ended December 31, 2022 and 2023.

	2022	2023
Audit Fees(1)	$6,548,692	$6,258,782
Audit-Related Fees(2)	194,400	–
Tax Fees(3)	101,402	17,208
All Other Fees(4)	900	900
Total Fees	$6,845,394	$6,276,890
(1)Audit Fees consisted of fees incurred for services rendered for the annual audit and quarterly reviews of the Company’s consolidated financial statements, audits required by public company regulation, professional consultations with respect to accounting issues, registration statement filings and issuance of consents and similar matters.
(2)Audit-Related Fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(3)Tax Fees include the aggregate fees billed for services rendered for tax compliance, research and development, tax advice, and tax planning.
(4)All Other Fees include the aggregate fees for compliance-related services and access to online accounting and tax research software applications.
Auditor Independence
In making its recommendation to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2024, our audit committee has considered whether services other than audit and audit-related services provided by PwC are compatible with maintaining the independence of PwC and has determined that PwC is independent.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the registered public accounting firm's independence. All services provided by PwC for our fiscal years ended December 31, 2022 and December 31, 2023 were pre-approved by our audit committee in accordance with the policy.
Vote Required
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market and rules and regulations of the Securities and Exchange Commission (“SEC”). The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to Lyft’s financial reporting process, Lyft’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Lyft’s consolidated financial statements. Lyft’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of Lyft’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Lyft’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and PwC;
•discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PwC its independence.
Based on the audit committee’s review and discussions referred to in the bulleted list above, the audit committee recommended to the board of directors that the audited financial statements be included in Lyft’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Dave Stephenson (Chairperson)
Sean Aggarwal
Jill Beggs
David Lawee
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. In 2020, we held our first Say-on-Pay vote and we currently hold our Say-On-Pay vote annually with the next Say-on-Pay vote to occur at our 2025 annual meeting of stockholders.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2024. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
David Risher	58	Chief Executive Officer and Director
Kristin Sverchek	41	President
Erin Brewer	52	Chief Financial Officer
For Mr. Risher’s biography, see “Continuing Directors.”
Kristin Sverchek. Ms. Sverchek has served as our President since July 2023. From November 2021 to June 2023, she served as our President of Business Affairs. She previously served as our General Counsel from November 2012 to October 2021 and as our Secretary from October 2015 to October 2021. From January 2009 to November 2012, Ms. Sverchek served as an Associate and then Partner at Silicon Legal Strategy, P.C., a law firm. From September 2007 to December 2008, Ms. Sverchek served as an Associate at Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, a law firm. Ms. Sverchek holds a B.A. in Molecular and Cell Biology from the University of California, Berkeley and a J.D. from the University of California, Hastings College of Law.
Erin Brewer. Ms. Brewer has served as our Chief Financial Officer since July 2023. From May 2020 to October 2022, Ms. Brewer served as Managing Director Enterprise Finance at Charles Schwab & Co., Inc., a financial services company. Prior to Charles Schwab, Ms. Brewer served as Head of Strategy and Finance at Atlassian Corporation, a software development company, from September 2018 to April 2020. She served in a variety of roles for McKesson Corporation from August 2005 to July 2018, most recently as EVP and Chief Accounting Officer from 2016 to 2018 and before that in a variety of senior investor relations, financial planning and analysis, and finance roles. Ms. Brewer also served as a board member for McKesson Ventures from 2016 to 2018. Ms. Brewer holds a B.S. in Accounting from Purdue University and an M.B.A. from the Haas School of Business at the University of California, Berkeley.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis summarizes our compensation philosophy, objectives and structure for the Named Executive Officers (“NEOs”) listed below.
•David Risher, Chief Executive Officer and member of our board of directors
•Kristin Sverchek, President
•Erin Brewer, Chief Financial Officer
•Logan Green, Co-Founder, Board Chair and former Chief Executive Officer
•John Zimmer, Co-Founder, Vice Chair and former President
•Elaine Paul, former Chief Financial Officer
•Lisa Blackwood-Kapral, former Interim Chief Financial Officer
•Ashwin Raj, former Executive Vice President, Head of Rideshare
Executive Summary
Our approach to executive compensation continues to reflect our goals of attracting and retaining the most dynamic, innovative and skilled talent in a highly-competitive market, against both start-ups and larger, well-established technology companies. Our employees and executives are customer-obsessed and driven by our purpose: getting riders out into the world so they can live their lives together, and providing drivers a way to work that gives them control over their time and money. Additionally, we strive to maintain a simple, fair and easy to understand executive compensation program that provides total compensation opportunities informed by our competitive market, and tailored to account for the specific needs and responsibilities of each position as well as the unique qualifications of each executive and their contributions to our business.
For 2023, the primary components of the compensation paid to our NEOs continued to be base salary and equity, and we continued our practice of not having a formal cash bonus program broadly applicable to our NEOs. In 2023, we provided for a short-term cash bonus opportunity to Ms. Sverchek in connection with her promotion to President and certain cash bonus compensation for Mr. Risher and Ms. Brewer in connection with their new hire compensation arrangements (described further below). We balance our more limited cash compensation opportunities with the emphasis we place on equity compensation, which also aligns the interests of our NEOs with those of our stockholders and supports our focus on delivering long-term shareholder value. Highlights of our equity program include:
•2023 annual equity awards granted to our NEOs were in the form of both time-based RSUs that vest over three years and performance-based RSUs (“PSUs”), which have a four-year performance period.
•Mr. Risher received a PSU award with a five-year performance period upon his appointment as our Chief Executive Officer. The Board and Compensation Committee currently intend for this award to be the sole equity award for the initial four-year term of his employment, unless there are future unexpected changes in the Company’s business or other unforeseen factors that the Board or Compensation Committee determine would make it in the best interest of the Company and its stockholders to grant additional equity award(s) to him. Mr. Risher commenced his service at Lyft on April 17, 2023, and consistent with the terms of his employment contract, was not eligible for an annual equity award for 2023.

•Ms. Brewer received one RSU and one PSU award upon her appointment as our Chief Financial Officer. Ms. Brewer commenced her service at Lyft on July 10, 2023, and was not eligible for an annual equity award for 2023.
Additional information on the equity awards granted to our NEOs in 2023 can be found in the sections titled “2023 Equity Awards to Continuing NEOs” on page 32 and “2023 Equity Awards to New Hire NEOs” on page 34 of this proxy statement.
The table below shows the 2023 pay mix between base salaries, cash bonus, the grant date fair values of equity awards granted in 2023, and the non-equity incentive plan compensation for our NEOs that are set forth in the “Summary Compensation Table” on page 45 of this proxy statement.

Name	Base Salary (%)	Cash Bonus (%)	Equity (%)	Non-Equity Incentive Plan Compensation (%)
David Risher	0.7%	5.4%	93.9%	0.0%
Kristin Sverchek	9.8%	0.0%	80.4%	9.8%
Erin Brewer	1.4%	1.5%	97.1%	0.0%
Logan Green	43.9%	0.0%	56.1%	0.0%
John Zimmer	49.4%	0.0%	50.6%	0.0%
Elaine Paul	100.0%	0.0%	0.0%	0.0%
Lisa Blackwood-Kapral	19.3%	3.6%	77.1%	0.0%
Ashwin Raj	100.0%	0.0%	0.0%	0.0%
Determining Executive Compensation
Role of Board, Compensation Committee and its Advisors
The Compensation Committee is responsible for recommending to the board of directors the total compensation for our NEOs. The Compensation Committee considers the scope and complexity of each executive’s role and impact to our business, market data, individual performance as well as the recommendations from Mr. Risher (except with respect to the compensation payable to himself), and makes recommendations to the board of directors for approval. Individual performance evaluations are typically conducted in the fourth quarter of each year prior to setting the compensation for the following year, and for Mr. Risher specifically, the board of directors also assesses Chief Executive Officer (“CEO”) performance across the Company's core values including leadership, customer experience, talent development, and ability to create an inclusive environment. The board of directors also considers feedback gathered in connection with a 360-performance review that takes into account alignment with our values. The board of directors considers the Compensation Committee’s recommendations as well as these same factors in approving compensation for the NEOs.
The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee engaged Pay Governance, a leading independent compensation consulting firm to serve as its independent compensation consultant. Pay Governance provides consulting services to more than 10% of the S&P 500 and has been retained by the Compensation Committee since 2017. Pay Governance advises our Compensation Committee on general marketplace trends in executive compensation, makes or reviews proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the Compensation Committee with regard to how our compensation practices compare with those of other companies. Pay Governance does not provide any services to Lyft other than as directed by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable listing standards of the Nasdaq, and concluded that there are no conflicts of interest regarding the work that Pay Governance performs for the Compensation Committee and that Pay Governance satisfies the independence standards under Nasdaq.
Role of Management
Our Chief People Officer reviews our executive compensation practices against our peer companies and provides input to Mr. Risher on market levels of compensation. Based on his review of each executive’s performance, input from our Chief People Officer and Pay Governance, Mr. Risher provides the Compensation Committee and the board of directors with compensation recommendations for all of our NEOs other than himself.
Comparative Market Data (Peer Group)
In making its recommendation to the board of directors on compensation arrangements for our NEOs, the Compensation Committee reviews market data for executive compensation using relevant published survey data as well as compensation data from the proxy statements of our peer group, discussed below.
Each year our Compensation Committee reviews, with assistance from Pay Governance and input from management, the current compensation peer group and selection criteria used for determining the peer group. While the Compensation Committee believes there is value in understanding market practices for similarly-sized public companies, the Compensation Committee also recognizes that we are a company with a transformative business model and that there are a limited number of directly comparable companies of similar size to Lyft. In addition, we compete in a highly-competitive talent market for executive, engineering and other key talent against both start-ups and larger, well-established technology companies. Based on our experience, we do not believe non-technology companies in industries like transportation and logistics are the appropriate comparators for our business. Given these factors, in reviewing our peer group, the Compensation Committee focused on U.S. publicly-traded technology companies based on the following targeted selection criteria:

Criteria	Detail
Revenue	Approximately 33% to 300% of Lyft’s revenue
Market Capitalization	Approximately 25% to 400% of Lyft’s market cap
Headcount	0.33x to 3.0x of Lyft’s headcount
Location	Preference for companies principally located in the San Francisco Bay Area
In response to the volatility of the trading prices of our Class A common stock and the decline in our market capitalization during 2022, in January 2023, the Compensation Committee made significant changes to our peer group for fiscal 2023. These changes were designed to provide the Compensation Committee with an understanding of the competitive range of compensation opportunities and practices of companies with similar market capitalizations to ours, which we believe has a strong correlation with executive compensation opportunities in the high-growth technology sector. At the time the fiscal 2023 peer group was developed, our market capitalization approximated the median of the new peer group and our annual revenue was above the 75th percentile of the new peer group. The 28 companies selected as our peer group for fiscal 2023 are listed below:

Affirm, Inc.	Etsy, Inc.	Pure Storage, Inc.	Tripadvisor, Inc.
Alteryx, Inc.	Five9, Inc.	RingCentral, Inc.	Teladoc Health, Inc.
AppFolio, Inc.	GoDaddy, Inc.	Shutterstock, Inc.	Viasat, Inc.
Asana, Inc.	Guidewire Software, Inc.	Smartsheet Inc.	Workiva Inc.
Box, Inc.	New Relic, Inc.	SoFi Technologies, Inc.	Yelp Inc.
Coupa Software, Inc.	Nutanix, Inc.	Squarespace, Inc.	Zillow Group, Inc.
Dropbox, Inc.	Overstock.com, Inc.	Toast, Inc.	ZipRecruiter, Inc.
In October 2023, the Compensation Committee revised the peer group for fiscal 2024 to exclude Coupa Software, Inc. because it was acquired, New Relic, Inc. because it was under agreement to be taken private, as well as Overstock.com, Inc., Smartsheet Inc. and Workiva Inc., based on factors including revenue size and location and to add Carvana Co. and Compass, Inc. as additional peers, based on the selection criteria described above.
Stockholder Advisory Vote
Our board of directors has determined to hold an advisory vote on our executive compensation program on an annual basis. This provides our stockholders with an opportunity to provide feedback on our executive compensation program each year. At our annual stockholder meeting in 2023, approximately 77% of our stockholders voted in support of the program. In prior years, we received higher levels of support from our stockholders regarding our executive compensation program, averaging 96.7% support since our first advisory votes on our executive compensation at our annual stockholder meetings during 2020, 2021 and 2022. Our Compensation Committee believes the lower level of support occurred in part due to our limited use of performance-based equity in 2022 as well as the leadership transitions that occurred in early 2023 and the new hire compensation provided to incentivize our new executive officers to join Lyft.
While the vast majority of the executive compensation decisions for fiscal 2023 occurred prior to the annual stockholder meeting in June of 2023, our Compensation Committee considered these results and increased the percentage of annual equity award grants awarded in performance-based equity awards to our participating NEOs to 50% of their target award values. Our new CEO, who received a 100% performance-based new hire equity award in fiscal 2023 is not expected to receive additional awards during the initial four-year term of his employment and did not receive an annual equity award in either fiscal 2023 or for fiscal 2024.
2023 Executive Compensation
Base Salary
We use base salary to provide a fixed amount of compensation for our NEOs in exchange for their services rendered. We aligned the base salaries of all our NEOs to $650,000 per year, except Mr. Risher and Ms. Blackwood-Kapral, who receive $725,000 and $400,000 respectively, and except our Co-Founders who each received $450,000, on an annualized basis, in 2023 before they transitioned from their executive officer roles.
Cash Bonus
We did not establish a corporate bonus plan for fiscal 2023. All of the cash bonus payments to our NEOs related to our fiscal 2023 were made in connection with new-hire compensation packages for our new CEO and CFO, in connection with performance for Ms. Sverchek and in connection with Ms. Blackwood-Kapral’s service as interim CFO as further described below.
On March 27, 2023, we entered into an Employment Letter with Mr. Risher (the “CEO Employment Letter”) for Mr. Risher to serve as the Company’s Chief Executive Officer. Pursuant to the CEO Employment Letter, Mr. Risher received a signing bonus of $3,250,000. If prior to the twelve-month anniversary of his start date, Mr. Risher had voluntarily terminated his employment with us, his employment was terminated as a result of death or disability or his employment was terminated by us for cause (as defined in the Executive Severance Plan described below), he would have been required to repay a pro rata portion (based upon the number of months actually worked) of the gross amount of the signing bonus to us within ninety (90) days of the end of his employment. Pursuant to the CEO Employment Letter, Mr. Risher also received a bonus of $1,000,000 following the conclusion of our fiscal year 2023. Consistent with his intentions outlined in the CEO Employment Letter, Mr. Risher has committed approximately 94% of these bonus amounts ($4,000,000 of the $4,250,000) to Worldreader, the non-profit organization he co-founded and led prior to joining Lyft as CEO.
Beginning in our fiscal 2024, the CEO Employment Letter provides that Mr. Risher will be eligible for a target annual cash bonus opportunity equal to one hundred percent (100%) of his annual Base Salary for each fiscal year. The fiscal 2024 cash bonus opportunity could range from 0% to 150% of the target amount based on attainment of the performance metrics approved by the Board and Compensation Committee.
In July 2023, pursuant to the Brewer Employment Letter, Ms. Brewer received a signing bonus of $650,000, half of which was paid within thirty (30) days of her start date, and the other half to be paid within 30 days of the twelve-month anniversary of her start date in 2024. If prior to the twelve-month anniversary of her start date, Ms. Brewer voluntarily terminates her employment with us, her employment terminates as a result of death or disability or her employment terminates by us for cause (as defined in the Executive Severance Plan described below), she will be required to repay a pro rata portion (based upon the number of months actually worked) of the first one-half of the signing bonus to us within ninety (90) days of the end of her employment.
In connection with Ms. Blackwood-Kapral’s service as interim CFO and principal financial officer, Ms. Blackwood-Kapral received a $75,000 one time bonus.
Non-Equity Incentive Plan Compensation
On April 26, 2023, the Company entered into a letter agreement with Kristin Sverchek, pursuant to which Ms. Sverchek became the Company’s President on July 1, 2023. following the effective date of Mr. Zimmer’s transition from employment with the Company. Pursuant to the letter agreement, Ms. Sverchek received a performance-based retention bonus of 100% of her base salary as in effect on December 31, 2023. The bonus was subject to the achievement of performance goals approved by the Compensation Committee, which related to annual cost savings targets attainment, revenue in a business unit and development of human resource assets that were required to be achieved during fiscal year 2023. In 2023, Ms. Sverchek achieved a performance above the target level set by the Compensation Committee for annual costs savings (excluding growth budget savings) and a certain level of year-over-year increase in revenue for a business unit. Ms. Sverchek also provided continued leadership for the marketing function both prior to and following the departure of the Chief Marketing Officer while maintaining continuity for her leadership team. Additional details regarding the performance goals under Ms. Sverchek’s bonus have not been disclosed, as the Company considers such performance goals to include confidential, competitively sensitive information. Disclosing such details could cause competitive harm to the Company by providing competitors with insight into our business strategy and initiatives, to our competitors’ advantage and to the detriment of the Company and its stockholders. The Compensation Committee believed that the performance goals under Ms. Sverchek’s bonus were highly rigorous and would require significant effort to achieve. Further, achieving the goals necessitated Ms. Sverchek simultaneously to integrate quickly into her new role as the Company’s President while supporting seamless transition from her prior role, as well as adeptly lead and motivate the team newly reporting to her in executing on such goals. This added further layers of difficulty to the achievement of the performance goals within the specified performance period.
2023 Equity Awards to Continuing NEOs
We have historically used equity compensation as our primary element of compensation and to differentiate compensation levels among our NEOs, other than our Co-Founders. We believe that emphasizing equity compensation for our NEOs encourages them to have a long-term focus since the value of their equity compensation depends on the performance of our stock over multiple years. The size of equity awards is determined by the Compensation Committee and board of directors after consideration of market data, input from our CEO as well as the scope of responsibilities of each NEO and their impact on our business.
In 2023, we shifted from using 100% time-based RSUs for our NEOs (other than our Co-Founders) to using a combination of time-based RSUs and PSUs. For 2023, PSUs tied to specific stock price goals represented up to 30% of the target value of the awards granted to Ms. Sverchek, our President, and Ms. Blackwood-Kapral, our Chief Accounting Officer. This approach was selected based on a desire to further strengthen the alignment between pay and performance for our NEOs and to create alignment between the compensation program of our new CEO and our other NEOs. For NEOs who received annual equity awards in fiscal 2024, we continued to increase the emphasis on PSUs to 50% of each NEOs target annual equity value. The Compensation Committee intends to make performance-based awards a recurring feature of our compensation program in order to further align executive compensation and stockholder returns. PSU awards are subject to the terms of our 2019 Plan and an applicable award agreement thereunder.
The RSUs granted in connection with our 2023 annual equity award program vest based on NEO's continued employment in twelve equal installments over a three-year period in accordance with the Company’s standard quarterly vesting schedule.
The PSUs granted in connection with our 2023 equity award program are 100% performance-based. The PSUs become eligible to vest upon the attainment of goals for our stock price within defined performance periods, plus a further requirement of continued service through the eligible vesting date. The PSUs are divided into four tranches, each with its own performance period, performance condition and minimum vesting period. Each tranche is eligible to vest based on the achievement of a stock price goal over a consecutive 90 calendar day period during the performance periods set forth below. To earn 100% of the PSUs would require our stock price to appreciate by approximately 100% from the date of grant.
The following table shows a summary of each tranche and the applicable stock price goal. For our NEOs who received PSUs in connection with our 2023 equity award program, 25% of their PSUs were eligible to be earned based on attainment of each of the four stock price goals. In addition to the stock price goals, the PSUs also require continued service through the later of the first eligible vesting date and the date the Compensation Committee certifies the attainment of the applicable performance condition.

Tranche	Performance Period (measured from the date of grant)	% of PSUs	Performance Condition (Price per Share)
1	Two years	25%	$12.50
2	Three years	25%	$15.00
3	Four years	25%	$17.50
4	Four years	25%	$20.00
The stock price targets of $12.50 for the first tranche and $15.00 for the second tranche were achieved during the first quarter of 2024.
If the average closing price of the Company’s Class A common stock fails to reach the stock price goal for a particular tranche of the PSUs over a consecutive 90 calendar day period during a performance period, or if the participant terminates service to the Company before achieving a performance condition, no portion of that tranche will vest (except in the limited circumstances described below for a qualifying termination of employment within three months prior to a Change in Control (as defined in our 2019 Plan)). The stock price goals and number of shares of the Company’s Class A common stock underlying the PSUs will be adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events under our 2019 Plan.

2023 Equity Awards to New Hire NEOs
In March 2023, upon his appointment as our CEO, Mr. Risher received a PSU award covering a maximum of 12,250,000 shares of Class A common stock assuming all performance goals are achieved. The award is broken up into nine share price targets over a five-year performance period. The Board and Compensation Committee currently intend for this PSU award to be the sole equity award that Mr. Risher receives during his initial term of four years, unless in the future there are unexpected changes in the Company’s business or other unforeseen factors that the Board or Compensation Committee determine would make it in the best interest of the Company and its stockholders to grant additional equity award(s) to him. For a description of this award and the specific performance metrics, please see “CEO Employment Letter” below.
In July 2023, upon her appointment as our Chief Financial Officer, Ms. Brewer received an RSU award intended to equal 60% of her target equity value. Using the 20-day average stock price from her start date, Ms. Brewer’s RSU award covered 1,064,039 shares of Class A common stock that vests quarterly over three years beginning on August 20, 2023, based on continued employment. In addition, Ms. Brewer also received a PSU award which was intended to equal the remaining 40% of her intended equity value. Using the Company’s standard methodology by the Committee, Ms. Brewer’s PSU award covered a maximum of 909,091 shares of our Class A common stock. The PSU award is subject to the same terms and conditions as the 2023 PSU awards granted to Ms. Sverchek and Ms. Blackwood-Kapral described above, provided that the start date for the performance periods under Ms. Brewer’s PSU award is July 25, 2023. Based on the grant date fair value, Ms. Brewer’s percentage mix of RSUs and PSUs was 58% to 42% respectively. The size of the awards were determined based on an arms length negotiation after considering: her experience, market data reflecting initial compensation packages of other recently hired chief financial officers as well as annual compensation levels for chief financial officers of our peer companies. Ms. Brewer commenced her service at Lyft on July 10, 2023, and was not eligible for an annual equity award for 2023.
The following table shows the grant date fair values of equity awards granted to our NEOs in 2023. The values our NEOs may realize from these awards depend on our stock price as these awards vest and settle over the vesting period, and may be different than the value below.

	Grant Date Fair Value(1)
Name	CEO/CFO Performance PSU(3)	Promotion RSU(2)	Promotion PSU(3)	New Hire RSU(2)	Transition RSU(2)	Annual RSU (NEO/Director)(2)		Annual PSU(3)	Total
David Risher	73,322,375	-	-	-	-	22,435	(4)	-	73,344,810
Kristin Sverchek	-	3,615,106	1,718,926	-	-	-		-	5,334,032
Erin Brewer	8,956,819	-	-	12,300,291	-	-		-	21,257,110
Logan Green	-	-	-	-	260,005	-		-	260,005
John Zimmer	-	-	-	-	260,005	-		-	260,005
Elaine Paul	-	-	-	-	-	-		-	-
Lisa Blackwood-Kapral	-	-	-	-	-	1,084,536		515,675	1,600,211
Ashwin Raj	-	-	-	-	-	-		-	-
(1)Amounts reported represent the grant date fair value of the equity awards calculated in accordance with ASC Topic 718 considering any valuation assumptions discussed in Note 2 "Summary of Significant Accounting Policies - Stock-based Compensation" and Note 11 "Common Stock and Employee Stock Plans" in the footnotes of our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)The grant date fair value was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant.
(3)The grant date fair value of these equity awards ranges from $5.99 to $9.85 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period.
(4)Represents a partial year of the board of directors equity compensation for Mr. Risher, as he became an executive officer in April 2023. Mr. Risher also elected to receive a portion of his director fees for 2022 in the form of RSUs which were granted in 2023.

Co-Founder Transitions
Green and Zimmer Transition Agreements
On March 27, 2023, we entered into a transition agreement with each of Messrs. Green and Zimmer (each, a “Founder Transition Agreement”), pursuant to which Mr. Green transitioned from his role as CEO of the Company, effective as of April 17, 2023, and Mr. Zimmer transitioned from his role as President of the Company, effective as of June 30, 2023.
Under the Founder Transition Agreements, each of Messrs. Green and Zimmer will serve as a non-employee advisor to the Company for a period of one year following the date he ceases to be an employee of the Company. As compensation for such advisory services, each will receive cash payments of $450,000 (equal to their final base salaries as employees) and cash payments equal to the sum of the cost of premiums for 12 months of continued COBRA coverage. Any equity awards held by Messrs. Green and Zimmer will continue to vest pursuant to the pre-existing terms of their original award agreements so long as Mr. Green or Mr. Zimmer, as applicable, remains a service provider to the Company. Any equity awards subject to time-based vesting conditions, will be subject to 100% vesting acceleration in the event of termination of service from the board of directors, other than by reason of voluntary resignation from the board of directors. Equity awards subject to performance-based vesting conditions will vest only to the extent that the applicable performance goals are achieved before Mr. Green or Mr. Zimmer (as applicable) ceases to be a service provider.
In addition, each of Messrs. Green and Zimmer was granted RSUs with a grant date fair value of $260,000, rounded to the nearest whole share, effective as of the date of our 2023 annual meeting of stockholders. These RSU awards are in the same amount and will vest in the same manner as an Annual Award under our Outside Director Compensation Policy, and vest as to 25% of the shares subject to the award on each of our first four quarterly vesting dates occurring after the date of the 2023 annual meeting of stockholders, except that the fourth quarterly vesting date of each award shall occur no later than the day prior to the date of the Company’s 2024 annual meeting of stockholders, in each case, subject to continued service to us through such date. These awards are subject to 100% vesting acceleration in the event of a Change in Control (as defined in our 2019 Plan and as described under the section titled “Potential Payments Upon Termination or Change in Control” on page 50 of this proxy statement).
Each of Messrs. Green and Zimmer also generally will receive the compensation payable under the Company’s Outside Director Compensation Policy for their service as non-employee directors. See the “Director Compensation” section of this proxy statement for more detail.
Neither Mr. Green nor Mr. Zimmer is entitled to severance benefits under the Executive Severance Plan and each of them has forfeited their right to receive any benefits under the Death/Disability Benefit Policy, effective as of their transitions from employment with the Company.
CEO Employment Letter
On March 27, 2023, the Company entered into an Employment Letter with Mr. Risher (the “CEO Employment Letter”) for Mr. Risher to serve as the Company’s CEO starting by the effective date of Mr. Green’s transition from employment with the Company. Mr. Risher’s service as CEO began April 17, 2023. The CEO Employment Letter has an initial term of four years, and automatically renews for additional one-year terms on each anniversary of its effectiveness, unless the Company or Mr. Risher gives advance notice of nonrenewal. Notwithstanding such terms, Mr. Risher’s employment with us is at-will.
Pursuant to the CEO Employment Letter, Mr. Risher’s annual base salary was established at $725,000 and Mr. Risher has an annual target bonus opportunity equal to 100% of his base salary, provided that his annual bonus for the Company’s 2023 fiscal year (the “2023 Annual Bonus”) was $1,000,000, subject to his continued employment through the date of payment (which payment occurred on March 15, 2024). If Mr. Risher’s employment had terminated by the

Company without “cause” or Mr. Risher had resigned for “good reason” (each, as defined in the CEO Employment Letter) before payment of the 2023 Annual Bonus, he would have remained eligible to receive the 2023 Annual Bonus.
In addition, Mr. Risher received a signing bonus of $3,250,000. If prior to April 17, 2024, Mr. Risher had voluntarily terminated his employment other than for “good reason”, his employment was terminated as a result of his death or disability, or his employment was terminated by the Company for “cause,” then he would have been required to repay to the Company a pro rata portion of the signing bonus within 90 days of the end of his employment.
The sole equity award granted to Mr. Risher under the CEO Employment Letter consists of PSUs that are 100% performance-based. The board of directors and the Compensation Committee currently intend for these PSUs to be the only equity award that Mr. Risher receives during his initial term of four years in his role as CEO, unless there are future unexpected changes in the Company’s business or other unforeseen factors that the Board or Compensation Committee determine would make it in the best interest of the Company and its stockholders to grant additional equity award(s) to him. None of Mr. Risher’s PSUs vest solely based on continued employment.
The PSUs granted to Mr. Risher cover a total of up to 12,250,000 shares of the Company’s Class A common stock. The PSUs become eligible to vest upon the attainment of nine stock price targets over a five-year performance period beginning on April 17, 2023. As shown in the table below, the stock price targets require significant increases from the base price of $10.00 per share. The base price reflects the average of the closing price of our Class A common stock over the consecutive 30-trading day period up to and including March 24, 2023 (the last trading day before the grant approval date).
The following table shows a summary of each tranche, including the number of PSUs eligible to vest per tranche and the applicable stock price target.

Tranche	Company Stock Target Price	Price Increase over Base Price	PSUs Eligible to Vest
1	$15.00	50%	1,225,000
2	$20.00	100%	1,225,000
3	$25.00	150%	1,470,000
4	$30.00	200%	1,470,000
5	$40.00	300%	1,715,000
6	$50.00	400%	1,715,000
7	$60.00	500%	1,102,500
8	$70.00	600%	1,102,500
9	$80.00	700%	1,225,000
Total			12,250,000
The stock price target of $15.00 for the first tranche was achieved during the first quarter of 2024.
Other important features of the PSU award include:
•100% performance-based: no portion of the award is eligible to be earned based on continued service alone.
•Sustained stock price requirement: to earn the shares tied to each tranche, our average stock price must remain at or above the applicable goal for 90 consecutive calendar days. This requires that the stock price growth is sustained for a meaningful period in order for the shares to be eligible to vest.
•Additional time-based vesting after a goal is attained: once achievement of a stock price target has been certified by the Compensation Committee, 50% of the PSUs in the applicable tranche will vest. Subject to continued service, the remaining 50% will vest one year later. The PSUs are subject to continued service with us through the applicable vesting dates.
•No PSUs are eligible to vest prior to April 17, 2024: even when a stock price target is attained within the first year of Mr. Risher’s employment, no PSUs are eligible to vest prior to the one-year anniversary of his start date.
•No additional awards during initial employment term: the Compensation Committee intends for this award to be the only equity award Mr. Risher receives during the first four years of his tenure as our CEO.
In the event of a Change in Control (as defined in our 2019 Plan and as described under the section titled “Potential Payments Upon Termination or Change in Control” on page 50 of this proxy statement) of the Company before the end of the performance period, the price in the Change in Control will be used to measure attainment of the stock price targets shown above. For the single tranche (if any) that has a stock price target that is immediately above the Change in Control price (and to the extent not previously achieved), linear interpolation will be used to provide prorated vesting of that tranche. Immediately prior to the closing of the Change in Control, all PSUs earned based on the Change in Control price will vest and any unearned PSUs will be forfeited.
In the event of termination of Mr. Risher’s employment for any reason, any portion of the award for which the applicable stock price target has not been achieved generally will be forfeited. If Mr. Risher experiences an involuntary termination of employment by the Company without “cause” (and not due to his death or disability), or if Mr. Risher resigns with “good reason”, any unearned PSUs will remain outstanding and eligible to vest if one of the stock price targets is achieved (for the requisite 90 calendar day period) within two months after the date of his termination.
Mr. Risher’s award is also subject to our Clawback Policy, as amended on October 2, 2023, as it may be further amended from time to time in order to comply with the requirements of applicable law or the rules of the stock exchange upon which the Company’s Class A common stock is listed.
The CEO Employment Letter also provides that Mr. Risher will be eligible to participate in the Company’s Executive Severance Plan. For additional details on payments that may be due to Mr. Risher in certain termination scenarios, see “Potential Payments Upon Termination or Change in Control” beginning on page 50.
Pursuant to the terms of the CEO Employment Letter, the Company engaged a third-party consulting firm to perform an assessment of security risks to our CEO. As a result of this assessment, we maintain a security program for him pursuant to which we pay for costs related to his personal security.
Sverchek Appointment as President
Letter Agreement
On April 26, 2023, the Company entered into a letter agreement with Kristin Sverchek, pursuant to which Ms. Sverchek became the Company’s President following the effective date of Mr. Zimmer’s transition from employment with the Company. Pursuant to the letter agreement, Ms. Sverchek received a performance-based retention bonus of 100% of her base salary as in effect on December 31, 2023. The bonus was subject to the achievement of performance goals approved by the Compensation Committee, which related to annual costs savings, revenue in a business unit and development of human resource assets. Ms. Sverchek’s preexisting severance benefits under the Executive Severance Plan were temporarily increased through June 30, 2024 (the “Enhanced Severance”). Under the terms of the Enhanced Severance and the Executive Severance Plan, if Ms. Sverchek’s employment is terminated without “cause” or she voluntarily resigns with “good reason” (as each term is defined in the Executive Severance Plan, and in either case, occurring before July 1, 2024, and not in connection a change in control), she is eligible to receive a lump sum cash payment equal to 100% of her annual salary and target bonus and 100% vesting of the unvested portion of the RSUs described below, provided that Ms. Sverchek’s eligibility for continued medical benefits remains at its current level under the Executive Severance Plan. After June 30, 2024, Ms. Sverchek’s severance benefits under the Executive Severance Plan will return to the level in effect immediately prior to the Enhanced Severance becoming effective.
Equity Awards
Pursuant to her letter agreement, Ms. Sverchek was granted both (i) an award of PSUs covering 213,068 shares of the Company’s Class A common stock; and (ii) an award of RSUs covering 359,712 shares of the Company’s Class A common stock. For further details, please see the “2023 Equity Awards to Continuing NEOs”.
In the event of a Change in Control (as defined in our 2019 Plan and as described under the section titled “Potential Payments Upon Termination or Change in Control” on page 50 of this proxy statement) of the Company before the end of a performance period, the price in the Change in Control will be used to determine performance of performance condition(s). For the single tranche (if any) that has a performance condition that is immediately above the Change in Control price (and to the extent not previously achieved), linear interpolation will be used to provide prorated vesting of that tranche. Immediately prior to the closing of the Change in Control, all PSUs earned based on the Change in Control price will vest and any unearned PSUs will be forfeited. In the event of termination of a participant’s employment for any reason, any PSUs for which a performance condition has not been achieved generally will be forfeited to the Company upon termination. If, within three months prior to a Change in Control, Ms. Sverchek experiences a termination of employment by the Company without Cause (and not due to death or disability), or if Ms. Sverchek resigns with Good Reason, any unearned PSUs will remain outstanding and eligible to vest based on the achievement of performance conditions based on the Change in Control Price, as described above. The PSUs will be subject to our Clawback Policy, as amended on October 2, 2023, as it may be further amended from time to time in order to comply with the requirements of applicable law or the rules of the stock exchange upon which the Company’s Class A common stock is listed.
Brewer Appointment as CFO
CFO Employment Letter
On May 15, 2023, the Company entered into an Employment Letter with Ms. Brewer (the “CFO Employment Letter”) for Ms. Brewer to serve as the Company’s Chief Financial Officer following the effective dates of Ms. Paul’s transition from employment with the Company and upon the completion of Ms. Blackwood-Kapral’s service as interim Chief Financial Officer. Ms. Brewer’s service as CFO began July 10, 2023. The CFO Employment Letter does not have a specific term and provides that Ms. Brewer’s employment will be at-will. Under the CFO Employment Letter, Ms. Brewer’s annual base salary is $650,000, the same level as our other NEOs, except for Mr. Risher and Ms. Blackwood-Kapral.
In July 2023, pursuant to the CFO Employment Letter , Ms. Brewer received a signing bonus of $650,000, half of which was paid within thirty (30) days of her start date, and the other half to be paid within 30 days of the twelve-month anniversary of her start date in 2024. If prior to the twelve-month anniversary of her start date, Ms. Brewer voluntarily terminates her employment with us, her employment terminates as a result of death or disability or her employment terminates by us for cause (as defined in the Executive Severance Plan described below), she will be required to repay a pro rata portion (based upon the number of months actually worked) of the first one-half of the signing bonus to us within ninety (90) days of the end of her employment.
Equity Awards
As noted above, the Compensation Committee intends to make performance-based awards a recurring feature of our compensation program in order to further align executive compensation and stockholder returns. Accordingly, pursuant to the CFO Employment Letter, Ms. Brewer was granted both (i) an award of PSUs covering 909,091 shares of Class A common stock; and (ii) an award of RSUs covering 1,064,039 shares of Class A common stock. Each of these awards are subject to the terms of our 2019 Plan and an applicable award agreement thereunder. For further details, please see the “2023 Equity Awards to New Hire NEOs” section above.
Head of Rideshare and Chief Financial Officer Transitions
Paul and Raj Separation Agreements
In May 2023, we entered into a separation agreement with each of Ms. Paul and Mr. Raj, pursuant to which Ms. Paul transitioned from her role as Chief Financial Officer of the Company, effective as of May 19, 2023, and Mr. Raj transitioned from his role as Executive Vice President, Head of Rideshare of the Company, effective as of May 22, 2023 (each a “Separation Date”). Pursuant to the terms of their agreements, Ms. Paul and Mr. Raj each received a $325,000 lump-sum cash payment (which was equal to approximately 6 months of their annual base salary) and a lump-sum cash payment equal to the sum of the cost of COBRA premiums for 6 months, and transitioned to a consulting position in May 2023, pursuant to which they provided advisory services to the Company following their resignation of employment with the Company.
Under consulting agreements we entered into with each of Ms. Paul and Mr. Raj dated as of their respective Separation Dates, each of Ms. Paul and Mr. Raj served as an advisor to the Company until November 30, 2023. As compensation for such advisory services, outstanding equity awards held by Ms. Paul and Mr. Raj continued to vest, provided that Ms. Paul or Mr. Raj, as applicable, remained a service provider to the Company through the applicable vesting date. Under the terms of Ms. Paul’s and Mr. Raj’s consulting agreements, all or any portion of any equity award scheduled to vest following November 30, 2023 was forfeited as of May 2023.
On March 27, 2023, we had entered into a memorandum of understanding with Mr. Raj setting forth the terms and conditions of Mr. Raj’s separation of employment, which were substantially similar to the terms of his subsequent separation and consulting agreements.
2024 Compensation Decisions
In April 2024, the Compensation Committee and Board conducted their annual executive compensation review and made fiscal 2024 compensation decisions for our continuing NEOs as set forth below. In making these decisions, the Compensation Committee and Board considered a competitive analysis of market data of our compensation peer group, the performance of the Company in 2023 and the Company’s 2024 operating and financial goals as well as the other factors described in “Role of Board, Compensation Committee and its Advisors” above.
•Maintained base salaries of NEOs.
•Continuing NEOs 2024 equity awards will be composed of 50% PSUs, with 25% of the shares subject to such PSUs vesting upon the achievement of each of four specified stock price targets, and 50% RSUs that vest quarterly over a three-year period.
•Mr. Risher’s annual bonus opportunity established as described below.
David Risher Cash Performance Bonus
Under the CEO Employment Letter, Mr. Risher has an annual target bonus opportunity equal to 100% of his base salary for each fiscal year that he is employed with the Company based on achievement of performance goals set by the Board or the Compensation Committee. For fiscal year 2024, the Compensation Committee recommended, and the Board approved, an annual cash bonus for Mr. Risher based on performance goals consisting of Gross Bookings and Adjusted EBITDA, each weighted 50% and threshold achievement of both targets required for payout. These performance target levels were selected and designed to focus Mr. Risher on increasing Gross Bookings and Adjusted EBITDA, in each case, as reported by the Company in its public reporting, which the Compensation Committee and Board believe will increase stockholder value consistent with our overall growth strategy. The target bonus has been set at 100% of Mr. Risher’s base salary with maximum achievement at 150%, with achievement with respect to each measure based on a straight line linear interpolation between threshold and maximum.
2024 Equity Awards to Continuing NEOs
In March 2024, we continued to use a combination of time-based RSUs and PSUs for our NEOs but increased the emphasis on performance-based equity. For NEOs who received annual equity awards in fiscal 2024, we increased the percentage of PSUs to 50% of each NEO’s target annual equity value. PSU awards are subject to the terms of our 2019 Plan and an applicable award agreement thereunder.
The RSUs granted in connection with our 2024 annual equity award program vest based on NEO's continued employment in twelve equal installments over a three-year period in accordance with the Company’s standard quarterly vesting schedule.
The PSUs granted in connection with our 2024 equity award program continue to be 100% performance-based. The PSUs become eligible to vest upon the attainment of goals for our stock price within defined performance periods, plus a further requirement of continued service through the eligible vesting date. The PSUs are divided into four tranches, each with its own performance period, performance condition and minimum vesting period. Each tranche is eligible to vest based on the achievement of a stock price goal over a consecutive 90 calendar day period during the performance periods set forth below. To earn 100% of the PSUs would require our stock price to appreciate by approximately 75% from the starting price of $17.03, which is the 20 day average stock price starting on February 16, 2024.
The following table shows a summary of each tranche and the applicable stock price goal. For our NEOs who received PSUs in connection with our 2024 equity award program, 25% of their PSUs are eligible to be earned based on attainment of each of the four stock price goals. The stock prices below were determined using a 15% year-over-year increase from a stock price equal to the 20 day average stock price starting from February 16, 2024. In addition to the stock price goals, the PSUs also require continued service through the later of the first eligible vesting date and the date the Compensation Committee certifies the attainment of the applicable performance condition.

Tranche	Performance Period (measured from the date of grant)	% of PSUs	Performance Condition (Price per Share)
1	Two years	25%	$19.58
2	Three years	25%	$22.52
3	Four years	25%	$25.90
4	Four years	25%	$29.79
Other Compensation Information
Executive Perquisites and Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. We believe in a simple approach to executive compensation that focuses on conservative base salaries combined with competitive long-term incentive award opportunities. We generally do not provide perquisites or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties or to address bona fide safety and security concerns. Consistent with this philosophy, the general health, wellness, and retirement benefits provided to our NEOs are consistent with those provided to other full-time, salaried employees. Our NEOs also are eligible to participate in our employee stock purchase plan on the same terms as our other eligible employees.

We engaged a third-party consulting firm to perform an assessment of security risks to our Co-Founders and CEO. As a result of this assessment, in 2023 we paid for costs related to personal security and maintaining a security program for Messrs. Green and Zimmer (whose participation was discontinued in the second half of 2023 as part of the Co-Founder transitions), and for Mr. Risher. We consider these arrangements to be reasonable, necessary and for the Company’s benefit. While we do not view these security arrangements as personal benefits, the compensation received in 2023 by Messrs. Green, Zimmer and Risher in relation to the security program, as determined under SEC rules, is set forth in the “Summary Compensation Table” on page 45 of this proxy statement.
Succession Planning
One of the most critical roles of our board of directors is to oversee annual succession planning, executive compensation, and leadership development. The Compensation Committee periodically reviews and discusses with the board of directors and, as the Compensation Committee deems appropriate, the Nominating and Corporate Governance Committee, corporate succession plans for our executive officers. As part of this process, plans for the development, retention, and, if necessary, replacement of our Chief Executive Officer, our President, and our other executive officers are conducted. Successors for key roles in our organization are identified based on our core values, role related skills, individual performance, potential as well as inclusion and diversity. In connection with the process, we also take note of any talent gaps and formulate individualized plans to support ongoing leadership development.
Executive Stock Ownership Guidelines
We maintain stock ownership guidelines establishing a minimum share ownership requirement for our CEO and other executive officers. The stock ownership guidelines provide that our CEO must hold shares of our common stock with a value equal to five times their annual base salary and other executive officers must hold shares of our common stock with a value equal to three times their annual base salary. Our other executive officers generally have until the later of March 12, 2024 or, if applicable, five years after the date they are hired or become subject to the guidelines to comply with the minimum stock ownership requirement. Given Mr. Risher’s transition to CEO in 2023, he has three years to comply with the minimum stock ownership requirement. Ownership is defined as shares or equivalents owned outright. Unvested RSUs and options for shares of our common stock whether or not vested are not considered owned for this purpose. Compliance is measured annually at the end of our fiscal year (December 31st) based on year-end stock price and then reviewed by the Compensation Committee in the first regularly scheduled Compensation Committee meeting of the subsequent year. Once a covered executive has satisfied the guidelines as of an annual review (such date, the “measurement date”), the executive will be deemed to have continued to satisfy the guidelines regardless of subsequent stock price declines, as long as the executive continues to own as of the last day of each future fiscal year the number of shares required to meet the guideline as of the measurement date.
As of December 31, 2023, the ownership of our Co-Founders, Mses. Sverchek and Blackwood-Kapral have exceeded the current guidelines. Other continuing NEOs have at least three years to comply.
Insider Trading Policy; Hedging and Pledging Policy
Our board of directors has adopted an Insider Trading Policy in order to take an active role in the prevention of insider trading violations by our executive officers, non-employee directors, employees and other related individuals. In addition to forbidding the trading of securities (of Lyft or otherwise) based on material nonpublic information, the Insider Trading Policy strictly prohibits hedging or pledging of Lyft securities, as well as engaging in any other derivative securities transaction, using Lyft securities as collateral for loans, and holding Lyft securities in margin accounts. We believe the Insider Trading Policy is aligned with current market governance best practices and will continue to monitor industry trends on an ongoing basis.

Clawback Policy
We maintain an Executive Compensation Clawback Policy applicable to our current and former executive officers. Our board of directors amended and restated our Clawback Policy, effective as of October 2, 2023. Our Clawback Policy provides that, in the event that our financial statements filed with the SEC are subject to a material negative restatement less than three years after the original filing date of such financial statements upon which an executive officer’s incentive compensation was calculated or determined, then we have the right to recover from such executive officer (and/or to cancel, without payment of any consideration whatsoever, to the extent not yet paid or delivered) an amount corresponding to any performance-based compensation (including any cash bonus or equity-based award), which will be the amount that we determine would not have been granted, vested or paid had our financial results as originally reported been equal to our financial results as subsequently restated.
Post-Termination Compensation
Our board of directors has adopted the Executive Severance Plan to provide standardized payments and benefits to the NEOs in the event of certain qualifying terminations, including an involuntary termination of employment without “cause” or a termination with “good reason”. Our Executive Severance Plan does not provide for benefits in the event of a termination for cause, due to death or disability, or for a voluntary termination without good reason. This Executive Severance Plan was developed with input from Pay Governance regarding severance practices at comparable companies and requires a “double-trigger” for the acceleration of any equity awards in connection with a change in control. We believe that these provisions support our retention objectives by helping our NEOs and other key employees maintain continued focus and dedication to their responsibilities to maximize stockholder value and maintain executive focus regardless of a potential or actual change of control event.
The RSU and PSU awards granted to our Co-Founders in 2022 contain the following special rights on termination and change in control:
•In the event of a change in control of the Company before the end of the performance period, the PSU award portion of the 2022 Founder Award may be eligible to vest if the change in control results in the achievement of the stock price goal. If the stock price goal was achieved on or prior to the change in control, the PSU award will vest on the Co-Founder PSU vesting date, subject to the Co-Founder’s continued service with us, and further subject to any vesting acceleration under his Founder Transition Agreement.
•In the event of an involuntary termination of the Co-Founder on or following the date of achievement of the stock price goal but prior to a change in control, then a portion of the PSU award portion of the 2022 Founder Award will vest on the date of such involuntary termination. The portion that vests will equal the product of (i) the total number of PSUs subject to the award, multiplied by (ii) (A) the total number of completed months between the date of grant and the date of involuntary termination, divided by (B) 36, with the result of (i) times (ii) rounded to the nearest whole share. Involuntary termination means a termination by us without cause, by the Co-Founder for good reason, or due to the Co-Founder’s death or disability (all as provided in the applicable award agreement). An involuntary termination without achievement of the stock price goal does not entitle the Co-Founder to any vesting under this PSU award.
The PSU awards granted in 2023 to NEOs contain the following special rights in connection with a termination or change in control:
•In the event of a change in control of the Company before the end of the performance period, the PSU award may be eligible to vest if the price in the change in control satisfies any of the stock price targets not yet achieved under the award. For the single tranche (if any) that has a stock price target that is immediately above the change in control price, linear interpolation will be used to provide prorated vesting of that tranche.

As of immediately prior to the closing of the change in control, any portion of the PSU award that is earned based on the change in control price will vest and any remaining unearned portion will be forfeited.
•With respect to the 2023 PSU award granted to Mr. Risher, in the event of his involuntary termination and provided that Mr. Risher satisfies the requirements for receiving severance under the Executive Severance Plan, then to the extent any Stock Price Goal applicable to a tranche is achieved within the two-month period following such involuntary termination, the tranche will vest.
•An involuntary termination without achievement of the applicable stock price target does not entitle the NEO to vesting under any PSU award granted in 2023 to him or her.
We maintain a Death/Disability Benefit Policy that provides each of our eligible employees, including our NEOs (or their estates, as applicable), certain company-paid health care premiums and accelerated vesting of their time-based equity awards (with aggregate value of accelerated vesting not to exceed $10 million), upon such employee’s death or “disability” subject to the terms and conditions set forth therein.
We also believe that these protections serve our retention objectives by helping our NEOs and other key employees maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. For more information, see the section titled “Potential Payments Upon Termination or Change in Control” beginning on page 50 of this proxy statement.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain current and former officers within the meaning of Section 162(m) of the Code to $1 million per individual per year.
We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in setting compensation and do not currently have any immediate plans to do so. We may, in our judgment, authorize compensation payments that are not fully tax deductible when we believe that such payments are appropriate to attract and retain executive talent or meet other business objectives.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase our equity securities and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Risk Considerations
The Compensation Committee, in cooperation with its independent compensation consultant and our management team, reviewed our 2023 compensation programs. The Compensation Committee believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on the Company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability and long-term shareholder value creation.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on such review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the members of the Compensation Committee of the board of directors:

David Lawee (Chair)
Sean Aggarwal
Ariel Cohen
Janey Whiteside
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table
The amounts below represent the compensation awarded to or earned by or paid to our NEOs for the year ended December 31, 2023:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
David Risher	2023	514,969	4,250,000	73,322,375	-	150,683	78,238,027
Chief Executive Officer and member of our board of directors
Kristin Sverchek	2023	650,000	-	5,334,032	650,000	2,950	6,636,982
President	2022	537,692	-	-	-	1,646	539,338
	2021	450,000	32,712	10,071,927	-	7,210	10,561,849
Erin Brewer	2023	300,000	325,000	21,257,110	-	1,550	21,883,660
Chief Financial Officer
Logan Green	2023	203,736	-	260,005	-	350,659	814,400
Co-Founder, Board Chair and former Chief Executive Officer	2022	450,000	-	12,842,695	-	24,001	13,316,696
	2021	450,000	32,712	13,400,182	-	26,588	13,909,482
John Zimmer	2023	253,764	-	260,005	-	960,629	1,474,398
Co-Founder, Vice Chair and former President	2022	450,000	-	12,842,695	-	646,242	13,938,937
	2021	450,000	32,712	13,400,182	-	1,004,776	14,887,670
Elaine Paul	2023	262,500	-	-	-	460,190	722,690
Former Chief Financial Officer	2022	527,308	1,500,000	14,707,974	-	125,994	16,861,276
Lisa Blackwood-Kapral	2023	400,000	75,000	1,600,211	-	2,714	2,077,925
Former Interim Chief Financial Officer
Ashwin Raj	2023	265,000	-	-	-	341,594	606,594
Former Executive Vice President, Head of Rideshare	2022	537,692	-	7,719,041	-	2,403	8,259,136
	2021	445,193	20,596	6,871,827	-	210	7,337,826
(1)Mr. Risher became our CEO, effective as of April 17, 2023. The salary presented for Mr. Risher is prorated based on the number of days in fiscal 2023 during which he was employed as CEO and includes $1,868 in director fees received in the form of 1,136 RSUs with a total grant date fair value of $11,178, paid to him for fiscal 2023. Mr. Green transitioned from his role as CEO, effective as of April 17, 2023, and Mr. Zimmer transitioned from his role as President, effective as of June 30, 2023. The salaries presented for each of Messrs. Green and Zimmer are prorated based on the respective number of days in fiscal 2023 during which they were employed as CEO and President, respectively, and include $63,544 in director fees earned or paid to Mr. Green and $20,110 in director fees earned or paid to Mr. Zimmer in fiscal 2023.
(2)For Mr. Risher, the 2023 amount reflects a $1,000,000 one-time annual bonus paid on March 15, 2024 and a $3,250,000 one-time bonus paid in connection with Mr. Risher joining the Company in April 2023. For Ms. Brewer, the 2023 amount reflects one half of a $650,000 one-time bonus paid within thirty (30) days of her start date in connection with Ms. Brewer joining the company in July 2023. For Ms. Blackwood-Kapral, the 2023 amount reflects a $75,000 one-time bonus paid in connection with her service as interim CFO and principal financial officer. For Ms. Paul, the 2022 amount reflects a $1,500,000 one-time bonus paid in connection with Ms. Paul joining the Company in January 2022. For Ms. Sverchek and Messrs. Green, Zimmer and Raj, the 2021 amount represents the one-time cash bonus equal to 105% of the amount of the base salary reduction each NEO had in 2020.
(3)Represents the aggregate grant date fair value of the RSUs and PSUs calculated in accordance with ASC Topic 718. The grant date fair value of the RSUs was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant, and does not take into account any estimated forfeitures related to time-based vesting conditions. The grant date fair value of the 2023 PSUs was calculated based on fair values ranging from $5.99 to $9.85 per share, which was determined using a Monte Carlo simulation model. The grant date fair value of the 2022 PSUs was calculated based on $14.17 per share, which was determined using a Monte Carlo simulation model. The grant date fair value of the 2021 PSUs was calculated based on $33.53 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period. For Messrs. Green and Zimmer, the Stock Award column reflects the aggregate grant date fair value of RSUs granted to each of them in fiscal 2023 under their respective Founder Transition Agreements, as computed in accordance with ASC Topic 718.
(4)For Ms. Sverchek, the 2023 amount reflects a performance-based retention bonus of 100% of her base salary. Please see the discussion in “Non-Equity Incentive Plan Compensation” in the Compensation Discussion & Analysis section of this proxy statement.
(5)For Mr. Risher, the 2023 amount reflects $126,268 in personal security services, $20,510 in attorney fees, $1,534 in taxable meals, $500 in a taxable workstation stipend, $1,713 in tax gross-ups, and $158 in life insurance premiums. For Ms. Sverchek, (i) the 2023 amount reflects $100 in Lyft passes, $1,582 in taxable meals, $1,058 in tax gross-ups, and $210 in life insurance premiums, (ii) the 2022 amount reflects $812 in taxable meals, $624 in tax gross-ups, and $210 in life insurance premiums, (iii) the 2021 amount reflects $7,000 in personal security services and $210 in life insurance premiums. For Ms, Brewer, (i) the 2023 amount reflects $21 in Lyft passes, $400 in taxable meals, $500 in a taxable workstation stipend, $524 in tax gross-ups, and $105 in life insurance premiums. For Mr. Green, (i) the 2023 amount reflects $15,422 in personal security services, $15,000 in attorney fees, $340 in taxable meals, $174 in tax gross-ups, $70 in life insurance premiums, and $319,653 for advisory and COBRA fees, (ii) the 2022 amount reflects $22,722 in personal security services, $620 in taxable meals, $449 in tax gross-ups, and $210 in life insurance premiums, (iii) the 2021 amount reflects $26,378 in personal security services and $210 in life insurance premiums. For Mr. Zimmer, (i) the 2023 amount reflects $704,388 in personal security services, $15,000 in attorney fees, $105 in taxable meals, $56 in tax gross-ups, $9 for Lyft Pink Membership, $105 in life insurance premiums, and $240,966 for advisory and COBRA fees, (ii) the 2022 amount reflects $645,664 in personal security services, $221 in taxable meals, $147 in tax gross-ups, and $210 in life insurance premiums, (iii) the 2021 amount reflects $1,004,566 in personal security services and $210 in life insurance premiums. For Ms. Paul, (i) the 2023 amount reflects $77,697 in relocation services, $710 in taxable meals, $40,729 in tax gross-ups, $88 in life insurance premiums, and $340,966 in severance, (ii) the 2022 amount reflects $66,688 in relocation services, $56,694 in tax gross-ups, $2,402 in taxable meals, and $210 in life insurance premiums. For Ms. Blackwood-Kapral, the 2023 amount reflects $1,586 in taxable meals, $849 in tax gross-ups, $69 in Lyft passes, and $210 in life insurance premiums. For Mr. Raj, (i) the 2023 amount reflects $312 in taxable meals, $165 in tax gross-ups, $63 in Trip Action Rewards, $88 in life insurance premiums, and $340,966 in severance, (ii) the 2022 amount reflects $1,232 in taxable meals, $961 in tax gross-ups and $210 in life insurance premiums, and (iii) the 2021 amount reflects life insurance premiums.

Grants of Plan-Based Awards in 2023
The following table sets forth information regarding the grants of plan-based awards granted to our NEOs during the year ended December 31, 2023:

	Stock Awards
Name	Grant Date(1)	Type of Award(2)	Number of Units (#)	Grant Date Fair Value ($) (3)	Non-Equity Incentive Award ($) (4)
David Risher	1/20/23	RSU	731	11,257	-
	4/20/23	RSU	1,136	11,178	-
	3/27/23	PSU	12,250,000	73,322,375	-
Kristin Sverchek	4/26/23	RSU	359,712	3,615,106	-
	4/26/23	PSU	213,068	1,718,926	-
	-	-	-	-	650,000
Erin Brewer	7/25/23	RSU	1,064,039	12,300,291	-
	7/25/23	PSU	909,091	8,956,819	-
Logan Green	6/15/23	RSU	24,645	260,005	-
John Zimmer	6/15/23	RSU	24,645	260,005	-
Elaine Paul	-	-	-	-	-
Lisa Blackwood-Kapral	4/26/23	RSU	107,914	1,084,536	-
	4/26/23	PSU	63,920	515,675	-
Ashwin Raj	-	-	-	-	-
(1)Each of the equity awards was granted pursuant to our 2019 Equity Incentive Plan.
(2)RSUs will vest upon the satisfaction of a time-based condition before the award expiration date. Mr. Risher’s PSUs become eligible to vest upon the attainment of nine stock price goals over a five-year performance period, subject to Mr. Risher’s continued service with us through the applicable vesting dates. Ms. Brewer’s PSUs become eligible to vest upon the attainment of goals for our stock price and are divided into four tranches, each with its own performance period and performance condition, subject to Ms. Brewer’s continued service with us. Ms. Blackwood-Kapral’s PSUs become eligible to vest upon the attainment of goals for our stock price and are divided into four tranches, each with its own performance period and performance condition, subject to Ms. Blackwood-Kapral’s continued service with us. Ms. Sverchek’s PSUs become eligible to vest upon the attainment of goals for our stock price and are divided into four tranches, each with its own performance period and performance condition, subject to Ms. Sverchek’s continued service with us. Mr. Risher elected to receive a portion of his director fees for 2022 in the form of 731 RSUs with a total grant date fair value of $11,257.
(3)Amounts reported represent the grant date fair value of the equity awards calculated in accordance with ASC Topic 718. The grant date fair value of the RSUs was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant date was not a trading day, the closing price on the last market trading day prior to the date of grant, and does not take into account any estimated forfeitures related to time-based vesting conditions. The grant date fair value of the PSUs ranged from $5.99 to $9.85 per share, which was determined using a Monte Carlo simulation model. The Monte Carlo simulation included various assumptions such as the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period.
(4)For Ms. Sverchek, the amount reflects a performance-based retention bonus of 100% of her base salary. Please see the discussion in “Non-Equity Incentive Plan Compensation” in the Compensation Discussion & Analysis section of this proxy statement.

Outstanding Equity Awards at 2023 Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2023:

		Stock Awards
Name	Grant Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
David Risher	3/27/2023(2)(6)	-	-	12,250,000	183,627,500
Kristin Sverchek	4/7/2020(2)(7)	5,933	88,936	-	-
	2/21/2021(2)(8)	18,737	280,868	-	-
	11/9/2021(2)(13)	50,162	751,928	-	-
	4/26/2023(2)(10)	269,783	4,044,047	-	-
	4/26/2023(2)(11)	-	-	213,068	3,193,889
Erin Brewer	7/25/2023(2)(12)	975,368	14,620,766	-	-
	7/25/2023(2)(14)	-	-	909,091	13,627,274
Logan Green	2/21/2021(3)	-	-	75,000	1,124,250
	2/21/2021(2)(4)	15,393	230,741	-	-
	3/22/2022(2)(5)	135,267	2,027,652	-	-
	3/22/2022(2)(17)	-	-	30,000	449,700
	6/15/2023(2)(15)	12,323	184,722	-	-
John Zimmer	2/21/2021(3)	-	-	75,000	1,124,250
	2/21/2021(2)(4)	15,393	230,741	-	-
	3/22/2022(2)(5)	135,267	2,027,652	-	-
	3/22/2022(2)(17)	-	-	30,000	449,700
	6/15/2023(2)(15)	12,323	184,722	-	-
Elaine Paul (16)		-	-	-	-
Lisa Blackwood-Kapral	4/7/2020(2)(7)	1,695	25,408	-	-
	2/21/2021(2)(8)	12,088	181,199	-	-
	3/22/2022(2)(9)	29,612	443,884	-	-
	4/26/2023(2)(10)	80,935	1,213,216	-	-
	4/26/2023(2)(11)	-	-	63,920	958,161
Ashwin Raj(16)		-	-	-	-
(1)The market price for our Class A common stock is based upon the market price of $14.99 per share, which is Lyft's price at the close of market on December 29, 2023.
(2)Subject to vesting acceleration under certain circumstances as described under “Potential Payments upon Termination or Change in Control” on page 50 of this proxy statement. For Mr. Risher, subject to vesting acceleration under certain circumstances as described under “CEO Employment Letter” on page 35 of this proxy statement. For Messrs. Green and Zimmer, subject to vesting acceleration under certain circumstances as described under “Co-Founder Transitions - Green and Zimmer Transition Agreements” on page 35 of this proxy statement.
(3)On February 27, 2024, the Compensation Committee determined that the applicable performance targets for 75,000 PSUs granted to each of Messrs. Green and Zimmer on February 21, 2021 were not achieved. Accordingly, these PSUs were forfeited.
(4)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2021, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service through each vesting date.

(5)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2022, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service through each vesting date.
(6)If the performance condition is achieved, the PSUs in the applicable tranche will vest 50% upon the certification of achievement by the Compensation Committee (but no earlier than April 17, 2024) and 50% on the one-year anniversary of such certification, subject to Mr. Risher continuing to serve as the CEO through each such date.
(7)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2020, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service through each vesting date.
(8)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2021, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service through each vesting date.
(9)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2022, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO's continued service through each vesting date.
(10)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on May 20, 2023, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service through each vesting date.
(11)The PSUs will be eligible to vest in four tranches based on the Company’s stock price performance over certain performance periods during the four years beginning on April 26, 2023. Upon achievement of a stock price performance target and certification of achievement by the Compensation Committee, the PSUs in the applicable tranche will vest in full if certain service-based vesting conditions applicable to such tranche have been met, subject to the NEO continuing as a service provider through each such date.
(12)The time-based vesting condition is satisfied as to 1/12th of the total number of shares of our Class A common stock underlying the RSUs on November 20, 2023, and as to an additional 1/12th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to the NEO’s continued service through each vesting date.
(13)The time-based vesting condition is satisfied as to 1/16th of the total number of shares of our Class A common stock underlying the RSUs on February 20, 2022, and as to an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs in quarterly installments on each of February 20, May 20, August 20, and November 20 thereafter, subject to Ms. Sverchek's continued service through each vesting date.
(14)The PSUs will be eligible to vest in four tranches based on the Issuer's stock price performance over certain performance periods during the four years beginning on July 25, 2023. Upon achievement of a stock price performance target and certification of achievement by the Compensation Committee, the PSUs in the applicable tranche will vest in full if certain service-based vesting conditions applicable to such tranche have been met, subject to the NEO continuing as a service provider through each such date.
(15)The time-based vesting condition is satisfied as to 25% of shares of our Class A common stock underlying the RSUs on each of the first four quarterly vesting dates occurring after May 20, 2023, except that the fourth quarterly vesting date shall occur no later than the day prior to the date of the annual meeting. Quarterly vesting dates are each of February 20, May 20, August 20, and November 20.
(16)Under the terms of Ms. Paul’s and Mr. Raj’s consulting agreements, all or any portion of any equity award scheduled to vest following November 30, 2023 was forfeited as of May 22, 2023.
(17)If the performance condition (a price per share of $100 or more that has been maintained for any 60 consecutive trading-day period during the performance period of 3 years) is achieved, 100% of the PSUs subject to this award will vest on the first quarterly vesting date (set at February 20, May 20, August 20 and November 20 of each year) on or after the later of (i) the first date the Compensation Committee approves the achievement of the performance condition and (ii) the end of the performance period, subject to participant continuing to be a service provider through the vesting date.

Option Exercises and Stock Vested in 2023
The following table sets forth information regarding options exercised and stock awards vested for the NEOs during the year ended December 31, 2023:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David Risher	-	-	11,233	113,239
Kristin Sverchek	46,628	568,395	161,734	1,631,004
Erin Brewer	-	-	88,671	921,292
Logan Green	-	-	182,108	1,869,073
John Zimmer	-	-	182,108	1,869,073
Elaine Paul	-	-	97,585	998,051
Lisa Blackwood-Kapral	-	-	91,617	955,143
Ashwin Raj	-	-	91,539	937,368
(1)The value realized upon exercise of stock options is calculated by subtracting the stock option exercise price from the fair market value on the exercise date, and multiplying the difference by the number of shares.
(2)The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vesting date (or, in the event the vesting date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day).
Potential Payments Upon Termination or Change in Control
Executive Change in Control and Severance Plan
We maintain an Executive Severance Plan pursuant to which our NEOs and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan.
All of our NEOs signed a participation agreement under our Executive Severance Plan providing for the rights to the applicable payments and benefits described below.
In the event of an “involuntary termination” of the employment of an NEO, which generally includes a termination of employment by the NEO for “good reason” or by us for a reason other than “cause,” death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), then the NEO will be entitled to the following payments and benefits:

Item	CEO / President	All other NEOs
Cash Severance and Benefits (lump sum)	• Salary: 1.0x (12 months) • Bonus: Prorated for termination year • Benefits: 12 months company-paid COBRA	• Salary: 0.5x (6 months) • Bonus: Prorated for termination year • Benefits: 6 months company-paid COBRA
If such involuntary termination occurs within a period beginning three months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), then the NEO will be entitled to the following payments and benefits:

Item	CEO / President	All other NEOs
Cash Severance and Benefits (lump sum)	• Salary: 1.5x (18 months) • Bonus: Prorated for termination year • Benefits: 18 months company-paid COBRA	• Salary: 1.0x (12 months) • Bonus: Prorated for termination year • Benefits: 12 months company-paid COBRA
Treatment of Unvested Equity	• Time-based equity: 100% acceleration of unvested equity • Performance-based equity: 100% acceleration at target	• Time-based equity: 100% acceleration of unvested equity • Performance-based equity: 100% acceleration at target
The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the NEO signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the NEO’s involuntary termination of employment, as well as compliance with certain non-solicitation and non-disparagement provisions during the period that is 12 months following the NEO’s termination of employment and continued compliance with the invention assignment and confidentiality agreement applicable to the NEO.
If any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to the NEO would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the NEO will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. The Executive Severance Plan does not require us to provide any tax gross-up payments to the NEOs.
Under the Executive Severance Plan, in the event of an “involuntary termination” of the employment of Mr. Risher, which generally includes a termination of employment by Mr. Risher for “good reason” or by us for a reason other than “cause,” death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), then Mr. Risher will be entitled to the following payments and benefits: a lump sum equal to 100% of his annual salary and target bonus, any earned but unpaid bonus for the prior year, 12 months of vesting for time-based awards (excluding awards for which the applicable performance goals have not been achieved) and 12 months of Company-paid COBRA premiums. Additionally, performance-based awards for which the performance goals have not yet been achieved will vest to the extent the applicable goals are achieved within 2 months following such involuntary termination. If such involuntary termination occurs within a period beginning three months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), then Mr. Risher will be entitled to the following payments and benefits: a lump sum equal to 150% of his annual salary and target bonus, any earned but unpaid bonus for the prior year, 100% vesting for time-based equity awards (including awards for which the performance goals are achieved after termination but within 3 months before a change in control (or in the change in control), but otherwise excluding awards for which the applicable performance goals have not been achieved) and 18 months of Company-paid COBRA premiums. Additionally, a pro rata portion of performance-based awards (other than the New CEO PSU Award) for which performance goals have not yet been achieved will vest based on actual achievement. All severance payments and benefits under the Executive Severance Plan are subject to Mr. Risher signing a release of claims in favor of the Company and complying with various post-employment obligations for a minimum of 12 months.
The 2022 Founder awards contain the following special rights upon termination and change in control as described in the section titled “Other Compensation Information - Post-Termination Compensation” on page 42 of this proxy statement. The PSU awards granted in 2023 to NEOs contain the special rights upon termination and change in control as described in the section titled “Other Compensation Information - Post-Termination Compensation” on page 42 of this proxy statement. With respect to such 2023 PSU awards, any portion of the award for which the Compensation Committee already has certified that the applicable stock price target has been achieved, would be considered time-based equity for purposes of the Executive Severance Plan. Accordingly, if the NEO’s involuntary termination occurs during the change in control period and any portion of the PSU award becomes earned as a result of the change in control price satisfying a stock price target, then such portion will be considered time-based equity, and eligible for the vesting acceleration provided, under the Executive Severance Plan.
Ms. Sverchek’s preexisting eligibility for severance benefits under the Executive Severance Plan temporarily increased through June 30, 2024, as described in the section titled “Sverchek Appointment as President – Letter Agreement” on page 37 of this proxy statement.
Under the Executive Severance Plan, “cause” generally means (a) any willful, material violation of any law or regulation applicable to our business; (b) conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (c) commission of an act of personal dishonesty that is intended to result in the substantial personal enrichment of the NEO; (d) a continued material failure to perform the NEO’s lawful and reasonable duties of employment, which violations are demonstrably willful and deliberate on the NEO’s part (but only following a 15 day notice and cure period); (e) willful failure to reasonably cooperate with any audit or investigation by a governmental authority or by us of our business or financial conditions or practices that continues after written notice from the board and at least 15 days to cure; (f) any other willful misconduct or gross negligence that is materially injurious to the financial condition or business reputation of the Company; (g) a material breach of any of the NEO’s fiduciary duties to the Company; (h) an NEO’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company; or (i) the NEO substantially abusing alcohol, drugs, or similar substances, or engaging in other conduct or activities which are reasonably likely to result in a demonstrably injurious effect on the Company’s reputation or business or the NEO’s ability to perform the NEO’s duties.
Under the Executive Severance Plan, “change in control” generally means (i) a change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company (subject to certain exceptions described in the Executive Severance Plan); (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the board is replaced during any 12-month period with individuals whose appointment or election to the board is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Under the Executive Severance Plan, “disability” generally has the meaning in the Company’s long-term disability plan or policy then in effect with respect to the NEO, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).
Under the Executive Severance Plan, “good reason” generally means (a) (A) outside of a change in control period, the assignment to the NEO of any duties or responsibilities that are inconsistent with the NEO’s education and professional experience, and (B) during a change in control period, the assignment to the NEO of any authority, duties or responsibilities or the reduction of the NEO’s authority, duties or responsibilities, either of which results in a material diminution in the NEO’s authority, duties or responsibilities at Lyft as in effect immediately prior to the change in control period, unless the NEO is provided with a comparable position; (b) a material reduction in the NEO’s annual base salary (or, following a change in control, annual base salary or target annual bonus) other than a one-time reduction of 15% or less that is applicable to substantially all other similarly-situated executives; (c) during a change in control period, a non-temporary relocation of the NEO’s principal work location office to a location that increases the NEO’s one way commute from the NEO’s principal residence by more than 50 miles as compared to the principal location at which the NEO performs duties as of immediately prior to the beginning of the change in control period; or (d) a material breach by Lyft of any material written agreement with the NEO.
An event or action will not constitute Good Reason unless (1) the NEO gives the Company written notice within 60 days after the NEO knows or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from the NEO, and (3) the NEO terminates employment within 60 days following the end of the cure period.
Death/Disability Benefits Policy
Under our Death/Disability Benefit Policy, our employees, including our NEOs, are eligible to receive certain health care premium payments and equity vesting acceleration benefits following an employee’s termination of employment due to that employee’s death or “disability” (as defined therein) (in either case, a “Qualifying Termination”). Upon an employee’s Qualifying Termination, the employee will be entitled to the following benefits, subject to the employee’s timely execution and non-revocation of a release of claims in a form provided by us:
•Up to 24 months of COBRA premium payment for continued group health plan coverage for the employee and any spouse and/or eligible dependents of the employee (“Family Members”), if the employee, and/or that employee’s Family Members has or have coverage under a group health plan sponsored by us on the date of the employee’s Qualifying Termination; and
•24 months accelerated vesting of each of such employee’s then-outstanding equity awards that vest based solely on the satisfaction of time-based vesting conditions (including equity awards that became subject to only time-based vesting conditions following the achievement of one or more performance goals). However, the aggregate value of the equity awards that may vest, and if applicable, become fully exercisable under this Policy may not exceed $10 million.
With respect to the PSU awards granted in 2023 to NEOs, any portion of the award for which the Compensation Committee already has certified that the applicable stock price target has been achieved, would be considered time-based equity for purposes of the Death/Disability Benefit Policy.
2019 Plan
Under the 2019 Plan, in the event of our change in control (as defined therein and described below), if the successor corporation does not assume or substitute for an award (or a portion of an award), the award will accelerate vesting in full, and any awards with performance-based vesting will be deemed to have achieved the performance goals or other vesting criteria at 100% of target levels (provided that in the event of our change in control, the 2022 Founder Awards will have the treatment as described in the section titled “Other Compensation Information - Post-Termination Compensation” on page 42 of this proxy statement). In addition, any award of options or stock appreciation rights not assumed or substituted in our change in control will be exercisable for a period of time determined by the administrator of the 2019 Plan after providing notice to the participant holding such award, and the award will terminate upon expiration of such period.
A “change in control” under the 2019 Plan generally means (i) a change in the ownership of the Company that occurs on the date that any Person acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company (subject to certain exceptions described in the 2019 Plan); (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the board is replaced during any 12-month period with individuals whose appointment or election to the board is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
The following table sets forth information regarding potential payments that would have been provided to each of our NEOs who were employed with us as of December 31, 2023 under each of the circumstances specified below if he or she had terminated employment with Lyft effective December 31, 2023, provided that in the case of Ms. Paul and Mr. Raj, the amounts presented are the severance payments made to them prior to December 31, 2023:

	Qualifying Termination Not in Connection with a Change of Control ($)
Name	Base Salary Component	Cash Bonus Component	COBRA/ Benefits Component	Value of Accelerated Equity Awards(1)	Total
David Risher	725,000	1,000,000	30,801	-	1,755,801
Kristin Sverchek	650,000	-	31,933	4,044,047	4,725,980
Erin Brewer	325,000	325,000	9,368	-	659,368
Logan Green	-	-	-	-	-
John Zimmer	-	-	-	-	-
Elaine Paul	325,000	-	15,966	-	340,966
Lisa Blackwood-Kapral	200,000	-	15,966	-	215,966
Ashwin Raj	325,000	-	15,966	-	340,966
(1)The values of accelerated equity based on the stock price of $14.99, the closing price of a share of our Class A common stock on December 29, 2023.

	Termination Due to Death or Disability ($)
Name	Base Salary Component	COBRA/Benefits Component	Value of Accelerated Equity Awards(1)	Total
David Risher	-	61,602	-	61,602
Kristin Sverchek	-	63,864	4,716,454	4,780,318
Erin Brewer	-	37,472	10,000,000	10,037,472
Logan Green	-	-	-	-
John Zimmer	-	-	-	-
Elaine Paul	-	-	-	-
Lisa Blackwood-Kapral	-	63,864	1,679,600	1,743,464
Ashwin Raj	-	-	-	-
(1)The values of accelerated equity based on the stock price of $14.99, the closing price of a share of our Class A common stock on December 29, 2023.

	Qualifying Termination in Connection with a Change of Control ($)
Name	Base Salary Component	Cash Bonus Component	COBRA/ Benefits Component	Value of Accelerated Equity Awards(1)	Total
David Risher	1,087,500	1,500,000	46,202	-	2,633,702
Kristin Sverchek	650,000	-	31,932	5,165,779	5,847,711
Erin Brewer	650,000	325,000	18,737	14,620,766	15,614,503
Logan Green	-	-	-	-	-
John Zimmer	-	-	-	-	-
Elaine Paul	-	-	-	-	-
Lisa Blackwood-Kapral	400,000	-	31,932	1,863,707	2,295,639
Ashwin Raj	-	-	-	-	-
(1)The values of accelerated equity based on the stock price of $14.99, the closing price of a share of our Class A common stock on December 29, 2023.
Pay Versus Performance
In accordance with SEC rules (Item 402(v) of Regulation S-K), we are reporting our pay versus performance information.
Pay Versus Performance Table

							Value of Initial Fixed $100 Investment based on Total Shareholder Return
Fiscal Year (1)	Summary Compensation Table Total for PEO - David Risher ($)	Summary Compensation Table Total for PEO - Logan Green ($)(2)	Compensation Actually Paid to PEO - David Risher ($)(3)	Compensation Actually Paid to PEO - Logan Green ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Lyft Inc.(4)	S&P 500 IT Index(4)	Lyft GAAP Net Loss ($000s)(5)	Company Selected Measure: Stock Price(6)
2023	78,238,027	814,400	135,370,642	1,293,268	5,567,041	7,383,033	$34.84	$210.85	(340,320)	$14.99
2022	—	13,316,696	—	(175,368)	9,899,672	435,982	$25.62	$134.82	(1,584,511)	$11.02
2021	—	13,909,482	—	10,301,180	9,911,885	6,656,512	$99.33	$189.64	(1,062,144)	$42.73
2020	—	1,018,107	—	271,707	5,785,118	7,594,625	$114.20	$142.21	(1,752,857)	$49.13
(1)Mr. Green was a PEO for the period of fiscal 2020-2023. Mr. Green transitioned from such role effective April 17, 2023. Mr. Risher became PEO effective as of the same date, in fiscal 2023; Non-PEO NEOs included in the above table reflect the following:

Fiscal Year	Non-PEO NEOs
2023	Kristin Sverchek	Erin Brewer	John Zimmer	Elaine Paul	Lisa Blackwood-Kapral	Ashwin Raj
2022	John Zimmer	Elaine Paul	Ashwin Raj	Kristin Sverchek	–	–
2021	John Zimmer	Kristin Sverchek	Ashwin Raj	Brian Roberts	–	–
2020	John Zimmer	Brian Roberts	Kristin Sverchek	Eisar Lipkovitz	Ran Makavy	–
(2)These figures represent the total compensation paid to our PEO and the average of the total compensation paid to our Non-PEO NEOs in each listed fiscal year, respectively, as shown in our Summary Compensation Table for such listed fiscal year.

(3)Compensation Actually Paid (“CAP”) does not mean that these amounts were actually paid in the listed fiscal year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation reported in the Summary Compensation Table under the methodology prescribed under the SEC's rules (Item 502(v) of Regulation S-K) as shown in the adjustment tables below. The assumptions used for determining fair values shown in this table are materially consistent with those used to determine the fair values disclosed as of the grant date of such awards.

Fiscal 2023 CAP to PEO (Mr. Risher), fiscal 2020 - 2023 CAP to PEO (Mr. Green) and the average CAP to non-PEO NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:

	Fiscal 2023			Fiscal 2022		Fiscal 2021		Fiscal 2020
	PEO - David Risher	PEO - Logan Green	Non-PEO NEO Average	PEO	Non-PEO NEO Average	PEO	Non-PEO NEO Average	PEO	Non-PEO NEO Average
Total Reported in Summary Compensation Table (SCT)	$78,238,027	$814,400	$5,567,041	$13,316,696	$9,899,672	$13,909,482	$9,911,885	$1,018,107	$5,785,118
Less, Value of Stock Awards reported in SCT	73,322,375	260,005	4,741,893	12,842,695	8,817,427	13,400,182	9,187,225	—	4,957,827
Plus, Year-End Fair Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	130,467,400	184,722	6,078,115	2,695,761	2,038,263	6,824,229	4,308,474	—	6,734,865
Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested at Fiscal Year-End	—	556,120	170,914	(3,341,310)	(2,191,612)	—	(280,214)	1,425,158	814,186
Plus, Fair Value as of Vesting Date of Awards Granted in Fiscal Year and that Vested in Fiscal Year	—	132,585	368,089	1,269,644	696,477	2,237,578	1,598,029	—	451,684
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested in Fiscal Year	(12,410)	(134,554)	(59,233)	(1,273,464)	(1,189,391)	730,073	305,563	(2,171,558)	(1,233,401)
Total Adjustments	57,132,615	478,868	1,815,992	(13,492,064)	(9,463,690)	(3,608,302)	(3,255,373)	(746,400)	1,809,507
Compensation Actually Paid for Fiscal Year	$135,370,642	$1,293,268	$7,383,033	$(175,368)	$435,982	$10,301,180	$6,656,512	$271,707	$7,594,625
(4)Total shareholder return (“TSR”) is calculated by assuming that a $100 investment was made on the last trading day prior to the first day of the earliest listed fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year. The peer group used is the S&P 500 Information Technology (IT) index, as used in our performance graph in our Annual Report on Form 10-K for the year ended December 31, 2023.
(5)The dollar amounts reported are the Company's GAAP Net Loss reflected in the Company’s audited financial statements.
(6)Stock price is the most important financial performance measure used by the Company to link CAP to our NEOs in fiscal 2023 to performance of the Company. The prices in the table are the closing price of the Company’s Class A common stock as reported on the last trading day of the fiscal year. See “Compensation Discussion and Analysis” for discussion of the stock price goals applicable to the PSUs granted to our NEOs in 2023.

Tabular List of Performance Measures
The following table lists the most important financial performance measures used by the Company to link CAP of our NEOs to the performance of the Company for fiscal 2023.

Most Important Financial Performance Measures for Fiscal 2023
Stock Price
Revenue from Business Unit *
Annual Cost Savings Targets Attainment *
*    Financial performance measure applied solely to Ms. Sverchek’s performance-based retention bonus pursuant to the letter agreement she entered into with the Company in connection with her appointment as the Company’s President.
Pay Versus Performance Description of Relationships
The following two graphs illustrate the relationship between CAP to each of our PEOs and average CAP to our non-PEO NEOs versus TSR for both the Company and the S&P 500 IT Index on a cumulative basis assuming investment of $100 on the last trading day prior to the first day of the fiscal year reported below. The PEO and other NEOs’ CAP amounts are aligned with the Company’s TSR. This is due primarily to the Company’s use of equity incentives, which are tied directly to stock price. In 2020, CAP for our PEO is anomalous as he did not receive an equity grant in that year.

The following two graphs illustrate the relationship between CAP to each of our PEOs and average CAP to our non-PEO NEOs versus the Company’s Net Loss.

The following two graphs illustrate the relationship between CAP to each of our PEOs and average CAP to our non-PEO NEOs versus the year-end value of the Company’s stock, which is shown as the closing price as of the last trading day for the applicable year.

CEO Pay Ratio Disclosure
In accordance with SEC rules, we are reporting our CEO pay ratio. As set forth in the “Summary Compensation Table” on page 45 of this proxy statement, Mr. Risher’s annual total compensation for fiscal 2023 was $78,238,027 and the total compensation of the median employee was $150,871, resulting in a CEO pay ratio of approximately 519:1.
Mr. Risher’s fiscal 2023 annual total compensation included $73,322,375 in PSU value that will only be fully realized if Lyft’s stock achieves $80 per share for a 90-day period during the first five years of Mr. Risher’s employment. Given that Mr. Risher’s annual total compensation is primarily driven by Company performance as measured by stock price, our pay ratio increased this year. For example our 2022 pay ratio was 83:1; our 2021 pay ratio was 83:1; our 2020 pay ratio was 6:1. Mr. Risher served as CEO for only a portion of fiscal 2023. In accordance with the SEC rules for calculating the CEO pay ratio, we used Mr. Risher's annualized total compensation for purposes of this calculation.
The SEC rules for identifying the median employee and calculating the CEO pay ratio do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may apply reasonable assumptions and estimates that are different from those used by us. Therefore, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Our CEO pay ratio is based on the following methodology:
•Analyzed all of Lyft’s employees, and excluded contractors, other non-employees, and the CEO, as of December 31, 2023.
•To determine the median employee, used actual base salary, actual bonus including one-time cash payments and the grant date fair value of equity awards granted during fiscal 2023.
•After identifying the median employee, calculated annual total compensation of the median employee using the same methodology that was used for our NEOs, as set forth in the “Summary Compensation Table” on page 45 of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	30,870,753	(2)	$ 4.63	(3)	57,814,909	(4)
(1)Includes the 2008 Plan, the 2018 Equity Incentive Plan (“2018 Plan”), the 2019 Plan and the 2019 Employee Stock Purchase Plan (“ESPP”). The 2008 Plan was terminated effective June 2018 and the 2018 Plan was terminated effective March 2019.
(2)Includes 30,870,753 shares subject to options, RSUs and PSUs that were outstanding as of December 31, 2023 that were issued under the 2008 Plan, the 2018 Plan and the 2019 Plan.
(3)RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.

(4)As of December 31, 2023, an aggregate of 57,814,909 shares of common stock were available for issuance under the 2019 Plan and ESPP. The 2019 Plan provides that on the first day of each year beginning on January 1, 2020, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 35,000,000 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. The ESPP provides that on the first day of each year beginning January 1, 2020, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 7,000,000 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. On January 1, 2024, the number of shares of Class A common stock available for issuance under the 2019 Plan and the ESPP increased by 19,990,283 shares and 3,998,056 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2024 for:
•each of our directors;
•each of our named executive officers;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 394,588,223 shares of our Class A common stock and 8,530,629 shares of our Class B common stock outstanding as of March 31, 2024. We have deemed shares of our common stock subject to stock options held as of March 31, 2024 that are currently exercisable or exercisable within 60 days of March 31, 2024 or issuable pursuant to RSUs held as of March 31, 2024 which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2024 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Lyft, Inc., 185 Berry St., Suite 400, San Francisco, California 94107. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and nature of beneficial ownership†				Percent of Total Voting Power#
Name	Class A shares	%	Class B shares	%
David Risher (1)	737,685	*	—	—	*
Kristin Sverchek (2)	271,745	*	—	—	*
Erin Brewer(3)	151,842	*	—	—	*
Logan Green (4)	235,181	*	5,442,102	63.8%	19.3%
John Zimmer (5)	821,384	*	3,088,527	36.2%	11.1%
Lisa Blackwood-Kapral(6)	114,643	*	—	—	*
Sean Aggarwal (7)	1,513,568	*	—	—	*
Jill Beggs (8)	7,227	*	—	—	*
Ariel Cohen (9)	54,630	*	—	—	*
David Lawee (10)	12,740	*	—	—	*
Dave Stephenson (11)	14,988	*	—	—	*
Betsey Stevenson (12)	12,500	*	—	—	*
Janey Whiteside(13)	5,682	*	—	—	*
Elaine Paul (14)	57,466	*	—	—	*
Ashwin Raj (15)	12,439	*	—	—	*
All current executive officers and directors as a group (12 persons)(16)	3,839,172	1.0%	8,530,629	100.0%	30.8%
Greater than 5% stockholders
Entities affiliated with Fidelity (17)	57,677,714	14.6%	—	—	10.2%
Entities affiliated with Rakuten (18)	31,402,023	8.0%	—	—	5.6%
Entities affiliated with The Vanguard Group(19)	32,116,652	8.1%	—	—	5.7%
Entities affiliated with UBS Group AG (20)	20,341,153	5.2%	—	—	3.6%
________________________________________________________________________
†    The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
#    Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to twenty votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
*    Represents less than one percent (1%).
(1)Consists of (i) 125,185 shares of Class A common stock held by Mr. Risher and (ii) 612,500 shares of Class A common stock issuable to Mr. Risher upon the vesting of performance stock units within 60 days of March 31, 2024.
(2)Consists of (i) 97,505 shares of Class A common stock held by Ms. Sverchek; (ii) 80,978 shares of Class A common stock held by the Thomas and Kristin Sverchek Revocable Trust, for which Ms. Sverchek and Ms. Sverchek’s spouse serve as co-trustees; and (iii) 93,262 shares of Class A common stock issuable to Ms. Sverchek upon the vesting of restricted stock units and performance stock units within 60 days of March 31, 2024.
(3)Consists of (i) 63,172 shares of Class A common stock held by Ms. Brewer and (ii) 88,670 shares of Class A common stock issuable to Ms. Brewer upon the vesting of restricted stock units within 60 days of March 31, 2024.
(4)Consists of (i) 201,966 shares of Class A common stock held by Mr. Green; (ii) 1,627,851 shares of Class B common stock held by Mr. Green; (iii) 2,776,707 shares of Class B common stock held by El Trust dated August 3, 2015, for which Mr. Green and Mr. Green’s spouse serves as co-trustees; (iv) 1,037,544 shares of Class B common stock held by The Green 2014 Irrevocable Trust dated June 12, 2014, for which Mr. Zimmer serves as trustee; and (v) 33,215 shares of Class A common stock issuable to Mr. Green upon the vesting of restricted stock units within 60 days of March 31, 2024.

(5)Consists of (i) 788,169 shares of Class A common stock held by Mr. Zimmer; (ii) 1,750,302 shares of Class B common stock held by Mr. Zimmer; (iii) 837,605 shares of Class B common stock held by The Zimmer 2014 Irrevocable Trust dated June 16, 2014, for which Mr. Green serves as trustee; (iv) 500,620 shares of Class B common stock held by The John Zimmer Living Trust dated July 30, 2015, for which Mr. Zimmer serves as trustee; and (v) 33,215 shares of Class A common stock issuable to Mr. Zimmer upon the vesting of restricted stock units within 60 days of March 31, 2024.
(6)Consists of (i) 83,962 shares of Class A Common Stock held by Ms. Blackwood-Kapral; and (ii) 30,681 shares of Class A common stock issuable to Ms. Blackwood-Kapral upon the vesting of restricted stock units and performance stock units within 60 days of March 31, 2024.
(7)Consists of (i) 53,581 shares of Class A common stock held by Mr. Aggarwal; (ii) 971,269 shares of Class A common stock held by Aggarwal Lee Family Trust, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; (iii) 282,556 shares of Class A common stock held by the Aggarwal Lee Children’s Trust dated March 28, 2016, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; (iv) 200,000 shares of Class A common stock held by Aggarwal Lee Dynasty Trust dated April 18, 2016, for which Mr. Aggarwal and Mr. Aggarwal’s spouse serve as co-trustees; and (v) 6,162 shares of Class A common stock issuable to Mr. Aggarwal upon the vesting of restricted stock units within 60 days of March 31, 2024.
(8)Consists of 7,227 shares of Class A common stock issuable to Ms. Beggs upon the vesting of restricted stock units within 60 days of March 31, 2024.
(9)Consists of (i) 48,468 shares of Class A common stock held by Mr. Cohen; and (ii) 6,162 shares of Class A common stock issuable to Mr. Cohen upon the vesting of restricted stock units within 60 days of March 31, 2024.
(10)Consists of (i) 6,578 shares of Class A common stock held by Mr. Lawee; and (ii) 6,162 shares of Class A common stock issuable to Mr. Lawee upon the vesting of restricted stock units or settlement of vested restricted stock units for which a deferral election has been made under the Outside Director Compensation Policy within 60 days of March 31, 2024.
(11)Consists of (i) 8,826 shares of Class A common stock held by Mr. Stephenson; and (ii) 6,162 shares of Class A common stock issuable to Mr. Stephenson upon the vesting of restricted stock units or settlement of vested restricted stock units for which a deferral election has been made under the Outside Director Compensation Policy within 60 days of March 31, 2024.
(12)Consists of (i) 6,250 shares of Class A common stock held by Ms. Stevenson; and (ii) 6,250 shares of Class A common stock issuable to Ms. Stevenson upon the vesting of restricted stock units within 60 days of March 31, 2024.
(13)Consists of 5,682 shares of Class A common stock issuable to Ms. Whiteside upon the vesting of restricted stock units or settlement of vested restricted stock units for which a deferral election has been made under the Outside Director Compensation Policy within 60 days of March 31, 2024.
(14)Ms. Paul left the Company in May 2023. The shares reported are as of September 30, 2023, the last date on which the Company has records of Ms. Paul’s ownership. As of such date, the reported shares consist of 57,466 shares of Class A common stock held by Ms. Paul.
(15)Mr. Raj left the Company in May 2023. The shares reported are as of October 31, 2023, the last date on which the Company has records of Mr. Raj’s ownership. As of such date, the reported shares consist of 12,439 shares of Class A common stock held by Mr. Raj.
(16)Consists of (i) 2,934,503 shares of Class A common stock beneficially owned by our current executive officers and directors; (ii) 8,530,629 shares of Class B common stock beneficially owned by our Co-Founders; and (iii) 904,669 shares of Class A common stock issuable upon the vesting of restricted stock units or performance stock units or settlement of vested restricted stock units for which a deferral election has been made under the Outside Director Compensation Policy within 60 days of March 31, 2024.
(17)Based solely on a Schedule 13G/A filed with the SEC on February 9, 2024, reporting beneficial ownership with respect to 57,677,714 shares of Class A common stock. The Schedule 13G/A reported sole voting power with respect to 56,741,668 shares of Class A common stock and sole dispositive power with respect to 57,677,714 shares of Class A common stock by FMR LLC and sole dispositive power with respect to 57,677,714 shares by Abigail P. Johnson. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(18)Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, reporting beneficial ownership with respect to 31,402,023 shares of Class A common stock. The Schedule 13G/A reported sole voting and dispositive power with respect to 31,402,023 shares of Class A common stock by Rakuten Group, Inc. and Hiroshi Mikitani, and shared voting and dispositive power with respect to 31,402,023 shares of Class A common stock by Liberty Holdco Ltd. The address for each of these persons and entities is 1-14-1, Tamagawa, Setagaya-ku, Tokyo, Japan 158-0094.
(19)Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, reporting shared voting power with respect to 148,299 shares of Class A common stock, sole dispositive power with respect to 31,595,899 shares of Class A common stock and shared dispositive power with respect to 520,753 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(20)Based solely on a Schedule 13G filed with the SEC on February 13, 2024, reporting beneficial ownership with respect to 20,341,153 shares of Class A common stock. The Schedule 13G reported sole voting power with respect to 15,830,673 shares of Class A common stock and shared dispositive power with respect to 20,341,153 shares of Class A common stock. The address for UBS Group AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Convertible Note Offering
In February 2024, we conducted a private offering under Rule 144A under the Securities Act, of $460 million aggregate principal amount of 0.625% Convertible Senior Notes due 2029 (the “2029 Convertible Notes”), which included the full exercise by the initial purchasers of their overallotment option to purchase an additional $60 million aggregate principal amount of notes. Entities affiliated with UBS Group AG, which has reported that they beneficially own over 5% of our common stock, purchased $22.5 million in aggregate principal amount of our 2029 Convertible Note. Additionally, entities affiliated with Fidelity, which reports that they beneficially own over 5% of our common stock, purchased $5 million in aggregate principal amount of our 2029 Convertible Note. The offering of the 2029 Convertible Notes was approved by the audit committee.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction would affect the independence of any director, (ii) whether the transaction is on terms that reflect an arms-length transaction and (iii) the extent of the related person’s interest in the transaction. The policy deems certain transactions not to require audit committee approval, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% equity interest of that company, (iv) charitable contributions, grants, endowments or pledges by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, and (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

OTHER MATTERS
Note About Forward-Looking Statements
Certain statements contained in this proxy statement, including estimates, projections, objectives and expected results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions and include statements about our strategies, expectations, priorities, plans or intentions. Such statements, which are not of historical fact, involve estimates, assumptions, judgments and uncertainties. Forward-looking statements are based on current assumptions that are subject to a number of factors that may cause actual results or outcomes to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A – Risk Factors of the Form 10-K for the fiscal year ended December 31, 2023 included in the Annual Report provided with our proxy materials as well as other such factors detailed in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements to reflect future events, except as required by applicable law. Information contained in websites or social media channels or accounts referenced in the letter to stockholders represent the opinions of the websites and social media users and are not incorporated by reference into this proxy statement except for the specific social media post referenced. Some social media posts are excerpted for brevity. This proxy statement contains non-GAAP financial measures, including Adjusted EBITDA and free cash flow. A reconciliation of these measures to the most directly comparable GAAP measures is included at the end of this proxy statement.
Fiscal Year 2023 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2023 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investor.lyft.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Lyft, Inc., Attention: Investor Relations, 185 Berry St., Suite 400, San Francisco, California 94107.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 25, 2024

Appendix A - Supplemental Information About Financial Measures
To supplement Lyft's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Lyft considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) and free cash flow. Lyft defines Adjusted EBITDA as net loss adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, payroll tax expense related to stock-based compensation and sublease income, as well as, if applicable, restructuring charges, costs related to acquisitions and divestitures and costs from transactions related to certain legacy auto insurance liabilities. Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period and is considered a key metric. Lyft defines free cash flow as GAAP net cash provided by (used in) operating activities less purchases of property and equipment and scooter fleet.
Lyft uses its non-GAAP financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Free cash flow is a measure used by our management to understand and evaluate our operating performance and trends. We believe free cash flow is a useful indicator of liquidity that provides our management with information about our ability to generate or use cash to enhance the strength of our balance sheet, further invest in our business and pursue potential strategic initiatives. Free cash flow has certain limitations, including that it does not reflect our future contractual commitments and it does not represent the total increase or decrease in our cash balance for a given period. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.
Lyft’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

GAAP to Non-GAAP Reconciliations
(unaudited)
Net loss is the most directly comparable financial measure to Adjusted EBITDA. The following table provides a reconciliation of net loss to Adjusted EBITDA (in millions):

	Year Ended December 31,
	2023	2022	2021

Net loss	$(340.3)	$(1,584.5)	$(1,062.1)
Adjusted to exclude the following:
Interest expense(1)	29.7	20.8	52.8
Other (income) expense, net(2)	(170.1)	100.0	(135.9)
Provision for (benefit from) income taxes	8.6	5.9	11.2
Depreciation and amortization	116.5	154.8	139.3
Stock-based compensation	484.5	750.8	724.6
Payroll tax expense related to stock-based compensation	12.5	17.0	31.5
Net amount from claims ceded under the Reinsurance Agreement(3)(4)	—	18.5	52.8
Sublease income	4.8	11.6	6.6
Costs related to acquisitions and divestitures(5)	—	2.3	1.5
Transactions related to certain legacy auto insurance liabilities(6)	—	—	20.4
Restructuring charges(7)(8)	76.2	86.6	—
Adjusted EBITDA(9)	$222.4	$(416.5)	$(157.5)
Gross Bookings	$13,775.2	$12,057.3	$9,745.7
Net loss as a percentage of Gross Bookings	(2.5)%	(13.1)%	(10.9)%
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	1.6%	(3.5)%	(1.6)%
___________
References to the “Notes” are the notes to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(1)Includes interest expense for Flexdrive vehicles and the 2025 Notes. $3.4 million, $1.1 million and $1.1 million related to the interest component of vehicle related finance leases in the year ended December 31, 2023, 2022, and 2021. Refer to Note 8 “Leases” to the consolidated financial statements for information regarding the interest component of vehicle-related finance leases.
(2)Includes a $135.7 million impairment charge related to a non-marketable equity investment and other assets in the third quarter of 2022 and a $119.3 million pre-tax gain from the transaction with Woven Planet in the third quarter of 2021 and interest income.
(3)Includes a $36.8 million gain recognized in cost of revenue in the second quarter of 2022 on the consolidated statement of operations related to the Commutation Transaction, which effectively commuted and settled the Reinsurance Agreement. Refer to Note 6 "Supplemental Financial Statement Information" to the consolidated financial statements for information regarding the Commutation Transaction.
(4)Reflects the net amount recognized on the statement of operations associated with claims ceded under the Reinsurance Agreement (described above), including any losses related to the deferral gains on the statement of operations and any benefit from the amortization of the deferred gain in the same period.
(5)Includes third-party costs incurred related to our acquisition of PBSC in the second quarter of 2022 and our transaction with Woven Planet in the second quarter of 2021. This also includes adjustments to the contingent consideration related to our acquisition of PBSC in the third quarter of 2022.
(6)In the second quarter of 2021, we entered into the Reinsurance Agreement under which a third party reinsured certain legacy auto insurance liabilities. The total impact of the transaction to reinsure certain legacy auto insurance liabilities under the Reinsurance Agreement on our consolidated statement of operations was $20.4 million, with $20.2 million in cost of revenue and $0.2 million in general and administrative expense in the year ended December 31, 2021.

(7)In the year ended December 31, 2023, we incurred restructuring charges of $50.9 million of severance and other employee costs and $25.3 million related to right-of-use-asset impairments and other costs related to the restructuring plans announced in April 2023 and November 2022. Restructuring related charges for stock-based compensation of $9.9 million, accelerated depreciation of $1.0 million and payroll tax expense related to stock-based compensation of $0.6 million incurred in the year ended December 31, 2023 are included on their respective line items. Refer to Note 16 “Restructuring” to the consolidated financial statements for information regarding the restructuring plan announced in April 2023.
(8)In the year ended December 31, 2022, we incurred restructuring charges of $29.2 million of severance and other employee costs and $57.4 million related to lease termination and other restructuring costs. In addition, restructuring-related charges for accelerated depreciation of $23.9 million, stock-based compensation of $9.5 million, and payroll taxes related to stock-based compensation of $0.3 million are included on their respective line items. Refer to Note 16 “Restructuring” to the consolidated financial statements for information regarding the restructuring plan announced in November 2022.
(9)Due to rounding, numbers presented may not add up precisely to the totals provided.
Net cash provided by (used in) operating activities is the most directly comparable financial measure to free cash flow. The following table provides a reconciliation of net cash provided by (used in) operating activities to free cash flow (in millions):

	Year Ended December 31,
	2023	2022	2021

Net cash provided by (used in) operating activities	$(98.2)	$(237.3)	$(101.7)
Less: purchases of property and equipment and scooter fleet	(149.8)	(115.0)	(79.2)
Free cash flow(1)	$(248.1)	$(352.3)	$(180.9)
_______________
(1)Due to rounding, numbers presented may not add up precisely to the totals provided.

LYFT, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
51 MERCEDES WAY
EDGEWOOD, NY 11717

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**LYFT, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

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01) David Lawee
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V44435-P09454

**LYFT, INC.**
**Annual Meeting of Stockholders**
**June 13, 2024 1:30 p.m. PDT**
**This proxy is solicited by the Board of Directors**

The stockholder(s) of Lyft, Inc. hereby appoint(s) David Risher, Erin Brewer and Lindsay Llewellyn, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Lyft, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 p.m. PDT on June 13, 2024 and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held virtually at: www.virtualshareholdermeeting.com/LYFT2024. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the question and answer section under the heading "What do I need to do to attend the Annual Meeting?".

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